UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HILLENBRAND, INC.
(Name of Registrant as Specified In Its Charter)

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HILLENBRAND, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held February 22, 2012

The Annual Meeting of the shareholders of Hillenbrand, Inc. (the “Company”) will be held at the Company’s headquarters at One Batesville Boulevard, Batesville, Indiana 47006, on Wednesday, February 22, 2012, at 10:00 a.m. Eastern Standard Time, for the following purposes:

(1)                                  to elect four members to the Board of Directors;

(2)                                  to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers;

(3)                                  to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

(4)                                  to transact such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors,

John R. Zerkle
Secretary

January 5, 2012

HILLENBRAND, INC.

PROXY STATEMENT

This proxy statement relates to the solicitation by the Board of Directors of Hillenbrand, Inc. (the “Company” or “Hillenbrand”) of proxies for use at the Annual Meeting of the Company’s shareholders to be held at the Company’s headquarters at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 934-7500, on Wednesday, February 22, 2012, at 10:00 a.m. Eastern Standard Time, and at any postponements or adjournments of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on February 22, 2012

•                  This proxy statement and our 2011 Annual Report to Shareholders are available on the Internet at www.hillenbrandinc.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers will explain the purpose of this proxy statement and what you need to know in order to vote your shares.  Throughout these questions and answers and the proxy statement, we sometimes refer to Hillenbrand and the Company in terms of “we,” “us,” or “our.”

Q:                                  What is the purpose of this proxy statement?

A:                                   The Board of Directors of Hillenbrand (the “Board”) is soliciting your proxy to vote at the 2012 Annual Meeting of the shareholders of Hillenbrand because you were a shareholder at the close of business on December 16, 2011, the record date for the 2012 Annual Meeting, and are entitled to vote at the Annual Meeting.  The record date for the 2012 Annual Meeting was established by the Board of Directors in accordance with our Amended and Restated Code of By-laws (the “By-laws”) and Indiana law.

This proxy statement contains the matters that must be set out in a proxy statement according to the rules of the U.S. Securities and Exchange Commission (the “SEC”) and provides the information you need to know to vote at the Annual Meeting.  You do not need to attend the Annual Meeting to vote your shares.

Q:                                  What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

A:                                   If your shares are registered directly in your name with Hillenbrand’s transfer agent, Computershare Investor Services, you are the “shareholder of record” with respect to those shares, and you tell us directly how your shares are to be voted.

If your shares are held in a stock brokerage account or by a bank or other nominee, then your nominee is the shareholder of record for your shares and you are considered the “beneficial owner” of shares held in street name.  As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares.

Q:                                  What am I being asked to vote on?

A:                                   •                                          Election of four directors:  Edward B. Cloues, II, Helen W. Cornell, Eduardo R. Menascé, and Stuart A. Taylor, II;

•                                          Approval, by a non-binding advisory vote, of the compensation paid to the Company’s Named Executive Officers(1), as disclosed pursuant to SEC compensation disclosure rules in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement and in any related material herein (the “Say on Pay Vote”); and

•                                          Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.

The Board recommends a vote FOR each of the director nominees, FOR approval of the compensation paid to the Named Executive Officers of the Company pursuant to the Say on Pay Vote, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2012.

Q:                                  What are the voting requirements to elect the directors and to approve the other proposals being voted on?

A:                                   Under Indiana law, corporate directors are elected by a “plurality” of the votes cast for the election of directors.  A plurality means, in this case, that the four nominees receiving the most votes in their favor at the Annual Meeting will be elected to the Board.

While directors are elected by a plurality, the Company’s Board of Directors has recently adopted revised Corporate Governance Standards that require any individual elected as a director with less than a majority of the votes cast in an uncontested election to offer his or her resignation to the Board for its consideration.  Prior to the Board’s determination of whether to accept or reject such a resignation, the Nominating/Corporate Governance Committee of the Board must consider the resignation offer and recommend to the Board the action to be taken, as it shall deem appropriate and in the best interests of the Company and its shareholders.

The adoption of each of the proposals to approve the compensation paid to the Named Executive Officers and to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast for or against approval.

If you are present or represented by proxy at the Annual Meeting and you affirmatively elect to abstain, your abstention, as well as any broker non-votes, will not be counted as votes cast on any matter to which they relate.  See “How will my shares be voted?” below for more information about broker non-votes.

(1)   Our Named Executive Officers are those officers specified by Item 402(a)(3) of the SEC’s Regulation S-K.  See “Our Named Executive Officers” under the “Compensation Discussion and Analysis” section of this proxy statement for more information regarding Named Executive Officers.

Q:                                  How many votes do I have?

A:                                   You are entitled to one vote for each share of Hillenbrand common stock that you held as of the record date.

Q:                                  How do I vote?

A:                                   The different ways that you (if you are a shareholder of record) or your nominee (if you are a beneficial owner) can tell us how to vote your shares depend on how you received your proxy statement this year.

For shareholders of record, many of you were not mailed a hard copy of proxy materials, including this proxy statement, a proxy card, and our 2011 Annual Report to Shareholders.  Instead, commencing on or about January 5, 2012, we sent you a Notice of Internet Availability of Proxy Materials (“Notice”) telling you that proxy materials are available at the web site indicated in that Notice, www.proxyvote.com, and giving you instructions for voting your shares at that web site.  We also told you in that Notice (and on the web site) how you could request us to mail proxy materials to you.  If you subsequently do receive proxy materials by mail, you can vote in any of the ways described below.  If not, you must vote via the Internet (and we encourage you to do so) at www.proxyvote.com or in person at the Annual Meeting as explained below.

With respect to shareholders of record who received proxy materials by mail, we commenced mailing on or about January 5, 2012.  You can vote using any of the following methods:

•                  Proxy card or voting instruction card.  Be sure to complete, sign, and date the card and return it in the prepaid envelope.  If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of each of the four nominees named above as directors of the Company, FOR the approval of the compensation paid to the Named Executive Officers, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.

•                  By telephone or the Internet.  The telephone and Internet voting procedures established by Hillenbrand for shareholders of record are explained in detail on your proxy card and in the Notice many shareholders receive.  These procedures are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm that these instructions have been properly recorded.

•                  In person at the Annual Meeting.  You may vote in person at the Annual Meeting.  You may also be represented by another person at the meeting by executing a proper proxy designating that person.  If you are a beneficial owner of shares and want to attend the meeting and vote in person, you must obtain a legal proxy from your broker, bank, or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

With respect to the beneficial owners of shares held by nominees, the methods by which you can access proxy materials and give voting instructions to your nominee may vary, depending on the nominee.  Accordingly, if you are a beneficial owner, you should follow the instructions provided by your nominee.

Q:                                  How will my shares be voted?

A:                                   For shareholders of record, all shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholders.  Where no instructions are given, the shares will be voted:  (1) in favor of the election of the Board of Directors’ nominees for four directors; (2) for approval of the compensation paid to the Named Executive Officers pursuant to the Say on Pay Vote; (3) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting.

For beneficial owners, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed.  If the broker, bank, or nominee has not received instructions from the beneficial owner, the broker, bank, or nominee generally has discretionary voting power only with respect to the ratification of the appointment of the independent registered public accounting firm, and in any case may elect not to vote the shares on that proposal (referred to as a “broker non-vote”).  A broker, bank, or nominee does not have discretion to vote for or against the election of directors, or to approve the compensation of the Named Executive Officers pursuant to the Say on Pay Vote.  In order to avoid a broker non-vote of your shares on the election of directors or the Say on Pay Vote proposal, you must send voting instructions to your bank, broker, or nominee.

Q:                                  What can I do if I change my mind after I vote my shares prior to the Annual Meeting?

A:                                   If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•                  sending written notice of revocation to the Secretary of Hillenbrand at One Batesville Boulevard, Batesville, Indiana 47006;

•                  submitting a revised proxy by telephone, Internet, or paper ballot after the date of the revoked proxy; or

•                  attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or nominee.  You may also vote in person at the Annual Meeting if you obtain a legal proxy as described under “How do I vote?” above.

Q:                                  Who will count the votes?

A:                                   Representatives of Broadridge Investor Communication Solutions, Inc. (“Broadridge”) will tabulate the votes and act as inspectors of election.

Q:                                  What constitutes a quorum at the Annual Meeting?

A:                                   As of the record date, 62,463,842 shares of Hillenbrand common stock were outstanding.  A majority of the outstanding shares present or represented by proxy at the Annual Meeting constitutes a quorum for the purpose of adopting proposals at the Annual Meeting.  If you submit a properly executed proxy, then your shares will be considered part of the quorum.

Q:                                  Who can attend the Annual Meeting in person?

A:                                   All shareholders as of the record date may attend the Annual Meeting in person but must have an admission ticket.  If you are a shareholder of record, the ticket attached to the proxy card or a copy of your Notice (whichever you receive) will admit you and one guest.  If you are a beneficial owner, you may request a ticket by writing to the Secretary of Hillenbrand at One Batesville Boulevard, Batesville, Indiana 47006, or by faxing your request to (812) 931-5185 or emailing it to investors@hillenbrandinc.com.  You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank, or nominee.  We encourage you or your broker to fax or email your ticket request and proof of ownership in order to avoid any mail delays.

Q:                                  When are shareholder proposals due for the 2013 Annual Meeting?

A:                                   For shareholder proposals or director nominees to be presented at the Company’s 2013 Annual Meeting of shareholders and to be considered for possible inclusion in the Company’s proxy statement and form of proxy relating to that meeting, such proposals or nominations must be submitted to and received by the Secretary of Hillenbrand at its principal offices at One Batesville Boulevard, Batesville, Indiana 47006, not later than September 7, 2012.

In addition, with respect to proposals or nominations that will not be included in our proxy statement for the 2013 Annual Meeting, our By-laws provide that for business to be brought before a shareholders meeting by a shareholder, or for director nominations to be made by a shareholder for consideration at a shareholders meeting, written notice thereof must be received by the Secretary of Hillenbrand at its principal offices not later than 100 days prior to the anniversary of the immediately preceding Annual Meeting, or not later than November 14, 2012, for the 2013 Annual Meeting of shareholders.  This notice must also provide certain information as set forth in our By-laws.

Q:                                  What happens if a nominee for director is unable to serve as a director?

A:                                   If any of the nominees becomes unavailable for election, which we do not expect to happen, votes will be cast for such substitute nominee or nominees as may be designated by the Board, unless the Board reduces the number of directors.

Q:                                  Can I view the shareholder list?  If so, how?

A:                                   A complete list of the shareholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting.  The list will also be available to view at the Company’s principal offices during regular business hours during the five business days preceding the Annual Meeting.

Q:                                  Who pays for the proxy solicitation related to the Annual Meeting?

A:                                   We do.  In addition to sending you these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, email, or in person.  You may also be solicited by means of press releases issued by Hillenbrand and postings on our web site, www.hillenbrandinc.com.  None of our officers or employees will receive any additional compensation for soliciting your proxy.  We have retained Broadridge to assist us with proxy solicitation and related services for an estimated fee of $36,000, plus reasonable out-of-pocket expenses.  Broadridge will ask brokers, banks, and other custodians and nominees whether they hold shares for which other persons are beneficial owners.  If so, we will supply them with additional copies of the proxy materials for distribution to the beneficial owners.  We will also reimburse banks, nominees, fiduciaries, brokers, and other custodians for their costs of sending proxy materials to the beneficial owners of Hillenbrand common stock.

Q:                                  How can I obtain a copy of the Annual Report on Form 10-K?

A:                                   A copy of Hillenbrand’s 2011 Annual Report on Form 10-K may be obtained free of charge by writing or calling the Investor Relations Department of Hillenbrand at its principal offices at One Batesville Boulevard, Batesville, Indiana, 47006, telephone (812) 931-6000 and facsimile (812) 931-5209.  The 2011 Annual Report on Form 10-K, as well as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are also available at Hillenbrand’s web site, www.hillenbrandinc.com.

Q:                                  How can I obtain the Company’s corporate governance information?

A:                                   The documents listed below are available on the Internet at the Company’s web site, www.hillenbrandinc.com.  You may also go directly to www.hillenbrandinc.com/CorpGov_overview.htm for those documents.  The documents are also available in print to any shareholder who requests copies through our Investor Relations Department at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931-6000 and facsimile (812) 931-5209.  The available documents are:

•                Hillenbrand, Inc. Corporate Governance Standards

•                Hillenbrand, Inc. Committee Charters — Audit Committee, Nominating/Corporate Governance Committee, Compensation and Management Development Committee, and Mergers and Acquisitions Committee

•                Position Descriptions for Chairperson of the Board, Vice Chairperson of the Board, Members of the Board of Directors, Committee Chairpersons, and Committee Vice Chairpersons

•                Hillenbrand, Inc. Code of Ethical Business Conduct

•                Restated and Amended Articles of Incorporation of Hillenbrand, Inc.

•                Amended and Restated Code of By-laws of Hillenbrand, Inc.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

This section of the proxy statement introduces the members of our Board of Directors, including the four directors in Class I who have been nominated for election to additional three-year terms.

The Restated and Amended Articles of Incorporation and the Amended and Restated Code of By-laws of Hillenbrand provide that members of the Board of Directors are classified with respect to the terms that they serve by dividing them into three equal (or near-equal) classes.  Directors in each class are elected to serve three-year terms or until their successors have been duly elected and qualified.

The Board of Directors currently consists of thirteen members, with five directors in Class I and four directors each in Class II and Class III.  The terms of the directors expire as follows:

Class	Term Expires at

Class I	2012 Annual Meeting
Class II	2013 Annual Meeting
Class III	2014 Annual Meeting

The four directors in Class I who are nominated for election to the Board at the 2012 Annual Meeting to serve a three-year term ending at the 2015 Annual Meeting, each of whom has agreed to serve as a director if elected, are Edward B. Cloues, II, Helen W. Cornell, Eduardo R. Menascé, and Stuart A. Taylor, II.  One Class I director, William J. Cernugel, informed the Board that he is retiring and will not stand for re-election at the 2012 Annual Meeting.  Mr. Cernugel’s departure will create a vacancy in Class I following the meeting.  Shares may nonetheless be voted for no more than four directors.  One Class I director, Helen W. Cornell, was elected by the Board as a director subsequent to the 2011 Annual Meeting to serve for an interim term ending at the 2012 Annual Meeting.

Under Indiana law, corporate directors are elected by a plurality of the votes cast for the election of directors.  If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote your shares in order for your vote to be counted on this Proposal.

Pursuant to revised Corporate Governance Standards recently adopted by the Board of Directors, any individual elected as a director with less than a majority of the votes cast in an uncontested election must offer his or her resignation to the Board for its consideration.

The Board of Directors recommends that shareholders vote FOR the election to the Board of Directors of each of the four nominees.

Set forth below is information about all of our directors, including the four nominees for election at the 2012 Annual Meeting of shareholders.  The biographical information provided for each director includes all directorships held by such director at any time during the past five years.  The directors are listed alphabetically within each class.

Class I  (Nominated for election this year with terms expiring in 2015)

Name, Age, and Year First Elected as a Director	Other Information

Edward B. Cloues, II Age — 64 Director since 2010

Edward B. Cloues, II has served as a director of the Company since April 2, 2010. He also is a director and non-executive Chairman of the Board of each of AMREP Corporation, Penn Virginia Corporation, and Penn Virginia Resource GP, LLC, which is the general partner of Penn Virginia Resource Partners, L.P. He previously served as Chairman of the Board of Directors and Chief Executive Officer of K-Tron International, Inc. (“K-Tron”) from January 5, 1998, until the Company acquired K-Tron on April 1, 2010. Prior to joining K-Tron, Mr. Cloues was a senior partner of Morgan, Lewis & Bockius LLP, which is one of the world’s largest law firms. He has been a member of and chaired audit, compensation, and nominating committees and has substantial experience with corporate governance issues. He also serves on the Board of Trustees of Virtua Health, Inc., a non-profit hospital and healthcare system, and as a member of the Advisory Board of the Rohrer College of Business at Rowan University.

The Company’s Board of Directors concluded that Mr. Cloues should serve as a director based on his past extensive legal experience as a law firm partner specializing in business law matters, particularly in the area of mergers and acquisitions, and his experience as CEO of K-Tron International, Inc. prior to its acquisition by the Company in 2010.

Helen W. Cornell Age — 53 Director since 2011

Helen W. Cornell has served as a director of the Company since August 10, 2011.  In November 2010, Ms. Cornell retired as Executive Vice President and Chief Financial Officer of Gardner Denver, Inc., a leading global manufacturer of compressors, blowers, pumps, loading arms, and fuel systems for various industrial, medical, environmental, transportation, and process applications.  During her 22-year tenure with Gardner Denver, Inc., Ms. Cornell served in various operating and financial roles, including Vice President and General Manager of the Fluid Transfer Division and Vice President of Strategic Planning.  Ms. Cornell chairs the Audit Committee for The Alamo Group, where she is also a member of the Compensation Committee, and she also is on the Board of the privately owned Owensboro Grain Company, where she is Chairman of the Audit Committee and a member of the Executive Committee.  Ms. Cornell also serves on the boards of several not-for-profit organizations and is a Certified Public Accountant.

The Company’s Board of Directors concluded that Ms. Cornell should serve as a director based on her long tenure in operations and finance, most recently as Chief Financial Officer of another major public company, and her experience as a member of the board of both a public and private company.

Eduardo R. Menascé Age — 66 Director since 2008

Eduardo R. Menascé has served as a director of the Company since February 8, 2008.  Mr. Menascé also is a director of Hill-Rom Holdings, Inc. (formerly Hillenbrand Industries, Inc.), the former parent corporation of the Company, having served on that Board since 2004.  He is a member of the New York Chapter of the NACD (National Association of Corporate Directors).  He is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc., New York City, New York.  Prior to the merger of Bell Atlantic and GTE Corporation, which created Verizon Communications, he was the Chairman and President and Chief Executive Officer of CTI MOVIL S.A. (Argentina), a business unit of GTE Corporation, from 1996 to 2000.  Mr. Menascé has also held senior positions at CANTV in Venezuela and Wagner Lockheed and Alcatel in Brazil, and from 1981 to 1992 served as Chairman of the Board and Chief Executive Officer of GTE Lighting in France.  He earned a bachelor’s degree in Industrial Engineering from Universidad Pontificia Catolica de Rio de Janeiro and a master’s degree in Business Administration from Columbia University.  Mr. Menascé currently serves on the Board of Directors of Pitney Bowes Inc., a global provider of integrated mail and document management solutions, and John Wiley & Sons, Inc., a developer, publisher, and seller of products in print and electronic media for educational, professional, scientific, technical, medical, and consumer markets.

The Company’s Board of Directors concluded that Mr. Menascé should serve as a director based on his prior service as a director of Hillenbrand Industries, Inc. and his broad experience as a corporate executive of a major public corporation and experience as a member of several boards of directors, including service on the audit committees of several of those boards.

Stuart A. Taylor, II Age — 51 Director since 2008

Stuart A. Taylor, II has served as a director of the Company since September 26, 2008.  Mr. Taylor is the Chief Executive Officer of The Taylor Group LLC in Chicago, a private equity firm focused on creating and acquiring businesses in partnership with women and minority entrepreneurs.  He has previously held positions as Senior Managing Director at Bear, Stearns & Co. Inc. and Managing Director of CIBC World Markets and head of its Global Automotive Group and Capital Goods Group.  He also served as Managing Director of the Automotive Industry Group at Bankers Trust following a ten-year position in corporate finance at Morgan Stanley & Co. Incorporated.  Mr. Taylor has been a member of the Board of Directors of Ball Corporation since 1999, where he currently serves as Chairman of the Human Resources Committee.

The Company’s Board of Directors concluded that Mr. Taylor should serve as a director based on his experience with several leading investment firms, his ongoing experience as a member of another public company board, and his broad merger and acquisition experience.

Class II  (Terms expire in 2013)

Name, Age, and Year First Elected as a Director	Other Information

Mark C. DeLuzio Age — 55 Director since 2008

Mark C. DeLuzio has served as a director of the Company since March 31, 2008.  He is President and Chief Executive Officer of Lean Horizons Consulting, LLC, a global management consulting business which he founded in 2001.  Prior to founding Lean Horizons, he served as Vice President, Danaher Business Systems for Danaher Corporation.  Mr. DeLuzio also serves as a member of the Advisory Board for Central Connecticut State University’s School of Business.

The Company’s Board of Directors concluded that Mr. DeLuzio should serve as a director based on his years of service as Vice President of Danaher Business Systems for Danaher Corporation and his continuing leadership of Lean Horizons Consulting, LLC, where he continues to provide expertise in lean business concepts.

James A. Henderson Age — 77 Director since 2008

James A. Henderson has served as Vice Chairperson of the Board of the Company since March 31, 2008.  Mr. Henderson was Chairman of the Board and Chief Executive Officer of Cummins Inc. prior to his retirement in December 1999.  Mr. Henderson is Chairman of the Board and a director of Nanophase Technologies Corporation.  Mr. Henderson also currently serves as Chairman Emeritus of The Culver Educational Foundation Board of Trustees and was a member of the Princeton University Board of Trustees and served as Chairman of the Executive Committee for the university.  He has previously served as a director of AT&T Inc. (1978-2007), International Paper Company (1999-2006), Rohm and Haas Company (1989-2005), and Ryerson, Inc. (1999-2007).

The Company’s Board of Directors concluded that Mr. Henderson should serve as a director based on his long experience as Chairman of the Board and Chief Executive Officer of a major public corporation and his continuing role on the boards of major corporations and educational organizations.

Ray J. Hillenbrand Age — 77 Director since 2008

Ray J. Hillenbrand has served as Chairperson of the Board of the Company since February 8, 2008.  He previously served as a director of Hillenbrand Industries, Inc., the former parent corporation of the Company, from 1970 until March 31, 2008.  He served as that company’s Chairman of the Board from January 17, 2001, until March 31, 2006.  Mr. Hillenbrand was employed by and active for 19 years in the management of Hillenbrand Industries prior to his resignation as Senior Vice President and member of the Office of the President in 1977.  Mr. Hillenbrand is President of Dakota Charitable Foundation.  He is the Manager of the Dakota Partnership and the RJH Partnership, family investment partnerships, and Prairie Edge Inc., a family retail company.  He is the Chairman of the Board of the downtown Rapid City, South Dakota Economic Development Corporation.  He is also the Chairman of the Investment Committee and on the Finance Committee of the Catholic Diocese of Rapid City, South Dakota.  Mr. Hillenbrand is a cousin of both W August Hillenbrand and Thomas H. Johnson.

The Company’s Board of Directors concluded that Mr. Hillenbrand should serve as a director based on his deep experience as an executive with Hillenbrand Industries, Inc. and his years of service on the Board of Directors of Hillenbrand Industries.

F. Joseph Loughrey Age — 62 Director since 2009

F. Joseph Loughrey has served as a director of the Company since February 11, 2009.  On April 1, 2009, he retired from Cummins Inc. after serving in a variety of roles for 35 years, most recently as Vice Chairman of the Board of Directors and the company’s President and Chief Operating Officer.  Mr. Loughrey served on the Board of Directors of Cummins from July 2005 until May 2009.  He has also served as a director of Tower Automotive, Inc. (1994-2007) and Sauer-Danfoss, Inc. (2000-2010).  Mr. Loughrey currently serves on a number of boards, including as Chairman for Conexus Indiana, and as a member of the Boards of AB SKF, Vanguard Group, Lumina Foundation for Education, the V Foundation for Cancer Research, and Oxfam America.  He is Chairman of the Advisory Council to the College of Arts & Letters at The University of Notre Dame, where he also serves on the Advisory Board to the Kellogg Institute for International Studies.

The Company’s Board of Directors concluded that Mr. Loughrey should serve as a director based on his service as President and Chief Operating Officer of a major public corporation and his continuing service on several public company and educational boards of directors.

Class III  (Terms expire in 2014)

Name, Age, and Year First Elected as a Director	Other Information

Kenneth A. Camp Age — 66 Director since 2008

Kenneth A. Camp has served as a director and as President and Chief Executive Officer of the Company since February 8, 2008.  Mr. Camp previously served as President of Batesville Casket Company, Inc. (“Batesville”) from May 1, 2001, until June 16, 2008.  Mr. Camp previously held various positions with our former parent corporation, Hillenbrand Industries, Inc., commencing October 8, 2001.  He served as Senior Vice President of that company from October 1, 2006, until his resignation from that position on March 31, 2008, in connection with the Company’s spin-off from our former parent.  Mr. Camp has also held various positions at Batesville since beginning his business career with that company in 1981, including Senior Vice President/General Manager of Operations from 1995 to 2000; Vice President, Sales and Service; Vice President, Marketing; and Vice President, Strategic Planning.  Mr. Camp also serves on the Boards of the Manufacturers Alliance/MAPI and the National Association of Manufacturers.

The Company’s Board of Directors concluded that Mr. Camp should serve as a director based on his years of experience as an executive of Batesville, Hillenbrand Industries, Inc., and Hillenbrand, Inc. and his deep knowledge of the death care industry.

W August Hillenbrand Age — 71 Director since 2008

W August Hillenbrand has served as a director of the Company since February 8, 2008.  Mr. Hillenbrand also is a director of Hill-Rom Holdings, Inc. (formerly Hillenbrand Industries, Inc.), the former parent corporation of the Company, having served on that Board since 1972.  He served as that company’s Chief Executive Officer from 1989 until 2000 and as President from 1981 until 1999.  Prior to his retirement in December 2000, Hillenbrand Industries, Inc. had employed Mr. Hillenbrand throughout his business career.  Mr. Hillenbrand is a member of the Board of the Ocean Reef Medical Center, the Ocean Reef Medical Center Foundation, and the Ocean Reef Cultural Center.  He previously served on the Boards of DPL, Inc. (1992-2008) and Pella Corporation (2001-2008).  Mr. Hillenbrand is the Chief Executive Officer of Hillenbrand Capital Partners, an unaffiliated family investment partnership.  Mr. Hillenbrand is a cousin of Ray J. Hillenbrand.

The Company’s Board of Directors concluded that Mr. Hillenbrand should serve as a director based on his years of experience as the CEO of Hillenbrand Industries, Inc. and service on the Board of Hillenbrand Industries and the boards of several other organizations.

Thomas H. Johnson Age — 61 Director since 2008

Thomas H. Johnson has served as a director of the Company since March 31, 2008.  Mr. Johnson founded and currently serves as Chairman of Johnson Consulting Group, a consulting firm focused on the death care industry.  Prior to founding Johnson Consulting, he founded and served as President and Chief Executive Officer of Prime Succession.  Before Prime Succession, he served in a variety of other capacities in the death care profession, including as an executive of Batesville.  Mr. Johnson is the sole owner of Johnson Investment Group, LLC, which owns and operates two funeral homes in the Phoenix, Arizona vicinity.  Mr. Johnson is also a 25% owner, and the managing member, of Fire and Stone Group, LLC, which owns and operates a funeral home in Batesville, Indiana.  Mr. Johnson currently serves on the Board of Great Western Life Insurance.  He previously served on the Board of the Funeral Service Foundation from 2004 until 2010.  Mr. Johnson is a cousin of Ray J. Hillenbrand.

The Company’s Board of Directors concluded that Mr. Johnson should serve as a director based on his long service in the death care industry and resultant expertise in funeral services, including his prior service on the Board of the Funeral Service Foundation.

Neil S. Novich Age — 57 Director since 2010

Neil S. Novich has served as a director of the company since February 24, 2010.  He is the former Chairman and President and Chief Executive Officer of Ryerson, Inc., a global metals distributor and fabricator.  Mr. Novich joined Ryerson in 1994 as Chief Operating Officer and was named President and CEO in 1995.  He served on the Board of Ryerson from 1994 until 2007, adding Chairman to his title in 1999.  He remained Chairman and CEO until 2007, when the company was sold.  Prior to his time at Ryerson, Mr. Novich spent 13 years with Bain & Company, an international management consulting firm, where he spent several years as a partner.  He serves on the Boards of Analog Devices, Inc. and W.W. Grainger, Inc., and he chairs the Compensation Committee of Analog Devices, Inc. and is a member of the Compensation Committee of W.W. Grainger, Inc.  Mr. Novich is also a trustee of both the Field Museum of National History and of Children’s Home & Aid in Chicago and is a member of the Visiting Committee to the Physical Sciences Division of the University of Chicago.

The Company’s Board of Directors concluded that Mr. Novich should serve as a director based on his service as President and CEO of a major public corporation and his several years of experience as a partner with a major consulting firm, together with his continuing service on the boards of several public companies and non-profit organizations.

Retiring Class I Director  (Not standing for re-election this year)

Name, Age, and Year First Elected as a Director

William J. Cernugel Age — 69 Director since 2008

William J. Cernugel has served as a director of the Company since March 31, 2008.  Mr. Cernugel was Senior Vice President and Chief Financial Officer of Alberto-Culver Company from May 2000 until his retirement in March 2007.  Prior to that, he served in various other financial capacities for Alberto-Culver Company including Senior Vice President, Finance.  Mr. Cernugel also serves on several not-for-profit boards.  He is currently a Board member and Chairman of the Audit and Finance Committee of the Rehabilitation Institute of Chicago.  Mr. Cernugel is also a Board member and Secretary-Treasurer of Gottlieb Memorial Foundation and from 1973 until June 2008 was a Board member of Gottlieb Health Resources, Inc. and Chairman of its Audit and Finance Committee.  Mr. Cernugel was on the Board of Directors and a member of the Audit Committee of the Illinois CPA Society from 2007 to 2009.  Mr. Cernugel is a Certified Public Accountant.

THE BOARD OF DIRECTORS AND COMMITTEES

The Company’s business is managed under the direction of its Board of Directors.  In this section of the proxy statement we describe the general and certain specific responsibilities of the Board of Directors and its committees.  These pages provide detailed information about the role of the Board and its committees, our corporate governance, and how you can communicate with the Board or with individual directors.

Board’s Responsibilities

The Board of Directors is the ultimate decision-making body of the Company, except with respect to those matters reserved to the shareholders.  The Board acts as an advisor and counselor to senior management and oversees and monitors management’s performance.  The Board also oversees the Company’s management of risk involved or potentially involved in the Company’s business.

Leadership Structure

The Corporate Governance Standards for our Board of Directors provide that the Company’s Chief Executive Officer shall not also be the Chairperson of the Board.  At all times since the Company’s formation, the positions of Chief Executive Officer and Chairperson of the Board have been held by separate individuals.  Our Board believes that the separation of these two positions is the most appropriate leadership structure for the Company at the current time because it enables us to benefit from the expertise, experience, and strengths of both of the individuals holding those key leadership positions in the Company.  Our Chief Executive Officer, Kenneth A. Camp, has been employed in our Batesville business for 30 years and in our process equipment business since the Company’s acquisition of K-Tron International, Inc. in 2010.  He has held numerous management positions over that time span, including the position of Chief Executive Officer of Batesville Casket Company from 2001—2008 and Chief Executive Officer of Hillenbrand, Inc. since 2008.  The Chairperson of the Board, Ray J. Hillenbrand, has been a director of the Company and its predecessor, Hillenbrand Industries, Inc., for more than 40 years, including eight years as Chairperson.

Risk Oversight

The Board of Directors as a whole has direct responsibility for overseeing the Company’s exposures to risk and also performs its risk oversight responsibilities through the work of the Compensation and Management Development Committee (the “Compensation Committee”) and the Audit Committee of the Board.  As a part of its responsibility, the Board ensures that the risk management processes implemented by management are adapted to the Company’s strategy and are functioning as directed, and that a culture of risk-adjusted decision making exists throughout the organization in an appropriate manner.  At each meeting of the Board of Directors, the Board discusses with management and evaluates any new material risks to the Company.  No less than once each year, management makes a formal presentation to the entire Board of Directors that describes all significant risks of the Company to ensure that the Board is apprised of the overall risk profile of the Company and that the risks are being properly mitigated and managed.

In addition, the Compensation Committee analyzes and manages risks related to our compensation policies and practices, and the Audit Committee has oversight responsibility for all financial-related risks facing the Company.  The Compensation Committee’s risk management efforts are discussed under Part V of the “Executive Compensation” section of this proxy statement.  The Audit

Committee, in accordance with its Charter, performs its risk management oversight by discussing with senior management “the Company’s guidelines and policies that govern the process by which the Company assesses and manages the Company’s exposure to risks… and the steps management has taken to monitor and control such exposure.”  These committee roles and the risk oversight process of the Company have not impacted the Board leadership structure.

Meetings of the Board and Committees

A proposed agenda for each regularly scheduled Board meeting is developed by the Chairperson of the Board and the Company’s CEO, together with the other member or members of management that the Chairperson or CEO may select.  The proposed agenda is circulated to each member of the Board for review and comment before it is finalized.  Proposed agenda items that fall within the scope of responsibilities of a Board committee are initially developed by the chairperson of that committee with management assistance.  Each committee’s chairperson also develops, with the assistance of management, a proposed agenda for each regularly scheduled meeting of that committee.  Board and committee materials related to agenda items are provided to Board and committee members sufficiently in advance of meetings (typically one week) to allow the directors to prepare for discussion of the items at the meetings.

At the invitation of the Board and its committees, members of senior management attend Board and committee meetings or portions thereof for the purpose of reporting to the Board and participating in discussions.  Generally, discussions of matters to be considered by the Board and its committees are facilitated by the manager responsible for that function or area of the Company’s operations.  In addition, Board members have free access to all other members of management and employees of the Company.  As necessary and appropriate in their discretion, the Board and its committees consult with independent legal, financial, human resource, compensation, and accounting advisors to assist in their duties to the Company and its shareholders.

The chairpersons of the committees of the Board preside over the portions of Board meetings in which the principal items to be considered are within the scope of the authority of their respective committees.

Executive sessions, which are meetings of non-employee directors without management present, are held after each Board meeting, and after each committee meeting as scheduled by the chairpersons of the committees.  The Chairperson of the Board generally presides at executive sessions of the Board, while the chairpersons of the committees of the Board preside at executive sessions of their committees or at Board executive sessions in which the principal items to be considered are within the scope of the authority of their respective committees.

Other Corporate Governance Matters

Both the Board of Directors and management of the Company firmly embrace good and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage.  The composition of our Board was formed with an emphasis on independence and the mix of characteristics, experiences, and diverse perspectives and skills most appropriate for the Company.  The Board has established position specifications, including performance criteria, for its members, the Chairperson of the Board, the Vice Chairperson of the Board, and the chairpersons and vice chairpersons of the standing Board committees discussed below.  These position specifications are available on the Company’s web site at www.hillenbrandinc.com.

The Board of Directors has also taken other measures to ensure continued high standards for corporate governance.  Specifically, the Board has adopted Corporate Governance Standards for the Board of Directors, the current version of which can be found on the Company’s web site at www.hillenbrandinc.com.  The Board has also adopted a Code of Ethical Business Conduct that is applicable to all employees of the Company and its subsidiaries, including the Company’s Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer.  No waivers of the requirements of our Code of Ethical Business Conduct were granted during fiscal 2011.

Consistent with the Company’s commitment to sound corporate governance, the Board and management believe that the foregoing measures, and other steps that have been taken, place the Company in compliance with listing and corporate governance requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and related rules of the SEC.  The Company’s Code of Ethical Business Conduct is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, and copies of the Company’s Corporate Governance Standards and Code of Ethical Business Conduct are available on the Company’s web site at www.hillenbrandinc.com or in print to any shareholder who requests copies through the Company’s Investor Relations Department at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931-6000 and facsimile (812) 931-5209.

Determinations with Respect to Independence of Directors

The Corporate Governance Standards adopted by the Board of Directors, in accordance with New York Stock Exchange listing standards, require the Board to make an annual determination regarding the independence of each of the Company’s directors and provide standards for making those determinations.  The Board made those determinations for each member of the Board on December 7, 2011, based on an annual evaluation performed by and recommendations made by the Nominating/ Corporate Governance Committee.

To assist in the Board’s determinations, each director completed materials designed to identify any relationships that could affect the director’s independence.  On the basis of these materials and the standards described above, the Board determined that each of William J. Cernugel, Helen W. Cornell, Mark C. DeLuzio, James A. Henderson, Ray J. Hillenbrand, Thomas H. Johnson, F. Joseph Loughrey, Eduardo R. Menascé, Neil S. Novich, and Stuart A. Taylor, II is independent.

On the basis of the standards described above and the materials submitted by the directors, the Board determined that W August Hillenbrand does not meet the standards for director independence because of an agreement we have with him to provide him with certain benefits.  We assumed that agreement from our former corporate parent in connection with our spin-off in 2008.  Details concerning the agreement are described below under the heading “Certain Relationships and Related Person Transactions” and in the “Compensation of Directors” section of this proxy statement.  In addition, the Board determined that Kenneth A. Camp does not meet the director independence standards because of his current service as President and Chief Executive Officer of the Company.  The Board also determined that Edward B. Cloues, II does not meet the director independence standards because of his prior service as Chief Executive Officer of K-Tron International, Inc. before it was acquired by the Company.  Accordingly, none of these non-independent directors currently serves on the Audit, Compensation, or Nominating/Corporate Governance Committees of the Board of Directors.

Committees of the Board of Directors

It is the general policy of the Company that significant decisions be considered by the Board as a whole.  As a consequence, the standing (or permanent) committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly held company.  Currently those committees are the Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee, and Mergers and Acquisitions Committee, each of which has a written charter adopted by the Board of Directors.  The Nominating/Corporate Governance Committee recommends the members and chairpersons of those committees to the Board.  The Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee are made up of only independent directors.  The current charter for each of the Board’s standing committees is available on the Company’s web site at www.hillenbrandinc.com and is available in print to any shareholder who requests it through the Company’s Investor Relations Department at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931-6000 and facsimile (812) 931-5209.

In furtherance of its policy of having significant decisions made by the Board as a whole, the Company has an orientation and continuing education process for Board members that includes the furnishing of extensive materials, meetings with key management, visits to Company facilities, and attendance at Company and industry events.  Moreover, the directors’ education includes, among other things, regular dedicated sessions regarding the Company’s businesses and operations and Audit Committee-sponsored financial literacy and legal and regulatory compliance training.  Throughout their terms, directors are expected to continue to deepen their experience in the industries and markets served by the Company and to remain generally apprised of trends and developments in corporate governance.

Audit Committee.  The Audit Committee has general oversight responsibilities with respect to the Company’s financial reporting and financial controls.  It annually reviews the Company’s financial reporting process, its system of internal controls regarding accounting, legal, and regulatory compliance and ethics that management or the Board has established, and the internal and external audit processes of the Company.  During fiscal 2011, the Audit Committee consisted of Eduardo R. Menascé (Chairperson), William J. Cernugel (Vice Chairperson), Edward B. Cloues, II, Thomas H. Johnson, Stuart A. Taylor, II, and Helen W. Cornell.  Ms. Cornell was appointed to the Audit Committee on September 1, 2011.  In connection with the Board’s determination that Mr. Cloues is not independent as described above, Mr. Cloues and the Board agreed that, effective as of the date of such determination, he would no longer serve on the Audit Committee.  Each current member of the Audit Committee is independent under SEC Rule 10A-3 and New York Stock Exchange listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter.  The Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business.  The Board of Directors has determined that each current member of the Audit Committee is an “audit committee financial expert” as that term is defined in Item 407(d) of SEC Regulation S-K.

Compensation and Management Development Committee.  The Compensation and Management Development Committee (the “Compensation Committee”) assists the Board in ensuring that the officers and key management of the Company are effectively compensated in terms of salaries, incentive compensation, and other benefits that are internally equitable and externally competitive.  As noted above, the Compensation Committee also analyzes and determines the risks, if any, created by our compensation policies and practices.  In addition, the Compensation Committee is responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of the Company.  During fiscal 2011, the Compensation Committee consisted of James A. Henderson (Chairperson), Neil S. Novich (Vice Chairperson), Mark C. DeLuzio, Ray J. Hillenbrand, and F. Joseph Loughrey.  Each current member of the Compensation Committee is independent as defined by New York Stock Exchange listing standards.

Nominating/Corporate Governance Committee.  The Charter for the Nominating/Corporate Governance Committee provides that the primary function of this Committee is to assist the Board of Directors in ensuring that the Company is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with New York Stock Exchange standards and other regulations, and identifying candidates for the Board.

During fiscal 2011, the Nominating/Corporate Governance Committee consisted of F. Joseph Loughrey (Chairperson), James A. Henderson (Vice Chairperson), William J. Cernugel, Edward B. Cloues, II, Mark C. DeLuzio, Ray J. Hillenbrand, Thomas H. Johnson, Eduardo R. Menascé, Neil S. Novich, Stuart A. Taylor, II, and Helen W. Cornell.  Ms. Cornell was appointed to the Nominating/ Corporate Governance Committee on September 1, 2011.  In connection with the Board’s determination that Mr. Cloues is not independent as described above, Mr. Cloues and the Board agreed that, effective as of the date of such determination, he would no longer serve on the Nominating/Corporate Governance Committee.  Each current member of the Nominating/Corporate Governance Committee is independent as defined by New York Stock Exchange listing standards.

The Board has adopted position specifications applicable to members of the Board, and nominees for the Board recommended by the Nominating/Corporate Governance Committee must meet the qualifications set forth in those position specifications.  The specifications provide that a candidate for director should not ever have (i) been the subject of an SEC enforcement action in which he or she consented to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor; (ii) had any license suspended or revoked due to misconduct of any type; or (iii) violated any fiduciary duty to the Company or any provision of its Code of Ethical Business Conduct.  Additionally, each candidate for director should exhibit the following characteristics:

•                  Have a reputation for industry, integrity, honesty, candor, fairness, and discretion;

•                  Be an acknowledged expert in his or her chosen field of endeavor, which area of expertise should have some relevance to the Company’s businesses or operations;

•                  Be knowledgeable, or willing and able to quickly become knowledgeable, in the critical aspects of the Company’s businesses and operations; and

•                  Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation.

The Nominating/Corporate Governance Committee reviews incumbent directors against the position specifications applicable to members of the Board of Directors and independence standards set forth in New York Stock Exchange listing standards.  The Board as a whole, the Board committees, and the individual directors nominated by the Board for election at each Annual Meeting of the Company’s shareholders are formally evaluated annually by the Nominating/Corporate Governance Committee, whose findings are reviewed with the Board.

The Board typically engages and pays a fee to a third-party consultant to assist in identifying and evaluating potential director nominees.  Most recently, the Board engaged the services of Taylor Meyer Associates in connection with the nomination and appointment of Helen W. Cornell to the Board.

While the Company does not have a formal policy regarding diversity among our directors, the Board believes that diversity in the broadest sense is good business, and it seeks talented people with diverse backgrounds, skills, and perspectives who can work together to lead the Company to long-term success.

The Nominating/Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates.  Any such recommendations should be communicated to the Chairperson of the Nominating/Corporate Governance Committee in the manner described below under the heading “How You Can Communicate with Directors” and should be accompanied by substantially the same types of information as are required under the Company’s By-laws for shareholder nominees.

The Company’s By-laws provide that nominations of persons for election to the Board of Directors may be made for any meeting of shareholders at which directors are to be elected by or at the direction of the Board or by any shareholder entitled to vote for the election of members of the Board at the meeting.  For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company, and any nominee must satisfy the qualifications established by the Board from time to time as contained in the Company’s proxy statement for the immediately preceding Annual Meeting of shareholders or posted on the Company’s web site at www.hillenbrandinc.com.

To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Secretary at the Company’s principal offices not later than (i) in the case of the Annual Meeting, 100 days prior to the anniversary of the date of the immediately preceding Annual Meeting that was specified in the initial formal notice of such meeting (but if the date of the forthcoming Annual Meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Secretary by the later of (a) 100 days prior to the forthcoming meeting date, or (b) the close of business on the tenth day following the date on which the Company first makes public disclosure of the meeting date); and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which the Company first makes public disclosure of the meeting date.  The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of the Company if so elected; and (vi) a description of the qualifications of such nominee to serve as a director of the Company.

Mergers and Acquisitions Committee.  At a meeting held in December 2011, the Company’s Board of Directors approved its Mergers and Acquisitions Committee (the “M&A Committee”) as a standing committee of the Board and approved a Charter for the M&A Committee.  The M&A Committee had previously met as an ad-hoc committee.  The M&A Committee assists the Board in reviewing and assessing potential acquisitions, strategic investments, joint ventures, and divestitures and provides guidance to management with respect to the Company’s transaction strategies and the identification and evaluation of strategic transactions.  The M&A Committee consists of Stuart A. Taylor, II (Chairperson), Edward B. Cloues, II, Helen W. Cornell, Mark C. DeLuzio, Thomas H. Johnson, and Neil S. Novich.

Certain Relationships and Related Person Transactions

The Corporate Governance Standards for the Board require that all new proposed related party transactions involving executive officers or directors must be reviewed and approved by the Nominating/Corporate Governance Committee in advance.  The Corporate Governance Standards do not specify the standards to be applied by the Nominating/Corporate Governance Committee in reviewing transactions with related persons.  However, we expect that in general the Nominating/Corporate Governance Committee will consider all of the relevant facts and circumstances, including, if applicable, but not limited to:  the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available for similar transactions with unrelated third parties.

In 2003, our subsidiary Batesville Casket Company entered into a contract with Nambé Mills, Inc., pursuant to which Batesville purchases urn products from Nambé Mills.  Purchases during the fiscal year ended September 30, 2011, were approximately $362,656, and purchases during fiscal 2012 are projected to remain consistent with prior years.  John A. Hillenbrand, II, a director of Hillenbrand Industries, Inc. until February 8, 2008, serves as Chairman Emeritus of Nambé Mills.  Mr. Hillenbrand’s children own substantially all of the equity of Nambé Mills.  John A. Hillenbrand, II is the brother of our Board Chairperson, Ray J. Hillenbrand.  We believe these purchases were made, and will continue to be made, on terms similar to those Batesville could obtain from an unrelated third party for these products.

Thomas H. Johnson, a director of the Company, through various companies owned by him or in which he owns an interest, owns (i) 100% of the Menke Funeral Home in Sun City, Arizona, and the Whitney & Murphy Funeral Home in Scottsdale, Arizona, and (ii) a 25% interest in the Weigel Funeral Home in Batesville, Indiana.  Those funeral homes purchase products from the Company’s Batesville subsidiary at market prices.  In fiscal 2011, the total amount of purchases made from Batesville by those three funeral homes was $531,525.

In connection with the spin-off of our Company in April of 2008, we were required to assume a binding contract between our former parent corporation, Hillenbrand Industries, Inc., and W August Hillenbrand, who had served as CEO of that corporation from 1989 until 2000.  Pursuant to that contract, which is not subject to modification without the consent of both parties, Mr. Hillenbrand is contractually entitled to receive the following:  lifetime annual supplemental pension fund payments directly related to his time as an executive of Hillenbrand Industries, which totaled $411,171 in fiscal 2011; reimbursement for premium payments over a ten-year period for a life insurance policy, including tax gross-ups, which totaled $294,129 in fiscal 2011 (which was year eight of the ten-year period); and certain other benefits and expenses, all related to his service as CEO of Hillenbrand Industries, consisting of provision of a personal assistant and reimbursement of medical expenses not covered by insurance and certain other miscellaneous expenses, totaling $82,816 in fiscal 2011.  During the fiscal year ended September 30, 2011, the aggregate value of these items totaled $788,116.  Additionally, during fiscal 2011 the Company paid $183 for term life insurance for Mr. Hillenbrand because of his service as a director of the Company — the same as it does for all of its directors.

How You Can Communicate with Directors

Shareholders of the Company and other interested persons may communicate with the Chairperson of the Board, the chairpersons of the Company’s committees, or the non-management directors of the Company as a group, by sending an email to our Investor Relations Department at investors@hillenbrandinc.com.  The email should specify which of the foregoing is the intended recipient so that it can be forwarded accordingly.

Attendance at Meetings

The upcoming Annual Meeting will be the fourth Annual Meeting of the Company’s shareholders.  The Company’s directors are expected to attend the Annual Meetings of the shareholders.  The Chairperson of the Board generally presides at the Annual Meetings of shareholders, and the Board holds one of its regular meetings in conjunction with each Annual Meeting of shareholders.  All of the directors attended the Company’s 2011 Annual Meeting of shareholders in person.

The Board held a total of eight meetings during the fiscal year ended September 30, 2011.  During that fiscal year, the Compensation Committee held five meetings, the Nominating/Corporate Governance Committee held four meetings, and the Audit Committee met eight times.  No member of the Board of Directors attended fewer than 75% of the aggregate of the number of meetings of the full Board of Directors and the number of meetings of the standing committees on which he or she served during the 2011 fiscal year.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee had no interlocks or insider participation during fiscal 2011.  Specifically in that regard, during all or some portion of fiscal 2011, Messrs. DeLuzio, Henderson, Loughrey, Novich, and Ray J. Hillenbrand were the directors who served on the Compensation Committee of the Company.  None of such directors:

•                  Is or has at any time been an officer or employee of the Company or any of its subsidiaries; or

•                  Has or has had at any time any direct or indirect interest in an existing or proposed transaction involving more than $120,000 in which the Company is, was, or was proposed to be a participant, or that is otherwise required to be disclosed by us under the proxy disclosure rules.

Also in that regard, during fiscal 2011 none of our executive officers served as a member of the board of directors or on the compensation committee of another company, which other company had an executive officer who served on our Board of Directors or our Compensation Committee.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

We believe it is important for our directors and executive officers to own stock in the Company.  In that regard, our non-employee directors are required, within four years after becoming a director, to own and maintain ownership of a minimum of 12,000 shares of our common stock (including shares of restricted stock and restricted stock units but not including shares that may be acquired upon the exercise of stock options).  In addition, non-employee directors are required to hold any vested shares of stock that were awarded under the Company’s Stock Incentive Plan until the occurrence of one of the following: a change in control of the Company, the director’s death or permanent and total disability, or the six-month anniversary of the date the director ceases to be a director of the Company.  Ownership requirements for our Named Executive Officers and other executive officers are detailed in the “Compensation Discussion and Analysis” section of this proxy statement.

The table below shows shares beneficially owned by all directors and executive officers as of December 16, 2011.

Security Ownership of Directors:

Name	Shares (1) Beneficially Owned As Of December 16, 2011		Percent Of Total Shares Outstanding

Kenneth A. Camp	1,081,212	(2)	1.7%

William J. Cernugel	15,391	(3)	*

Edward B. Cloues, II	6,403	(4)	*

Helen W. Cornell	1,500	(5)	*

Mark C. DeLuzio	26,859	(6)	*

James A. Henderson	33,391	(3)	*

W August Hillenbrand	1,138,463	(7)	1.8%

Ray J. Hillenbrand	765,544	(8)	1.2%

Thomas H. Johnson	20,391	(3)	*

F. Joseph Loughrey	20,426	(9)	*

Eduardo R. Menascé	22,888	(10)	*

Neil S. Novich	9,730	(11)	*

Stuart A. Taylor, II	23,101	(12)	*

Security Ownership of Named Executive Officers:

Name	Shares (1) Beneficially Owned As Of December 16, 2011		Percent Of Total Shares Outstanding

Joe A. Raver	224,364	(13)	*

Kimberly K. Dennis	86,194	(14)	*

Cynthia L. Lucchese	181,460	(15)	*

John R. Zerkle	188,281	(16)	*

All directors and executive officers of the Company as a group, consisting of 22 persons	4,201,168		6.6%

*                                       Ownership is less than one percent (1%) of the total shares outstanding.

(1)                                The Company’s only class of equity securities outstanding is common stock without par value.  Except as otherwise indicated in these footnotes, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them.  None of the shares beneficially owned by directors or executive officers is pledged as security.

(2)                                Includes 660,866 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 16, 2011, 25,233 restricted stock units, and 251,232 shares of unvested restricted stock, all held on the books and records of the Company.

(3)                                Includes 15,391 restricted stock units held on the books and records of the Company.

(4)                                Includes 6,403 restricted stock units held on the books and records of the Company.

(5)                                Includes 1,500 shares held by trust of which Ms. Cornell is trustee.

(6)                                Includes 15,391 restricted stock units held on the books and records of the Company and 11,468 shares acquired with deferred director fees and held on the books and records of the Company under the Directors Deferred Compensation Plan.

(7)                                Includes (i) 8,000 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 16, 2011; (ii) 24,631 restricted stock units held on the books and records of the Company; (iii) 4,738 shares acquired with deferred director fees and held on the books and records of the Company under the Directors Deferred Compensation Plan; (iv) 120,707 shares owned beneficially by W August Hillenbrand’s wife, Nancy K. Hillenbrand; (v) 110,012 shares owned by grantor retained annuity trusts (GRATs); and (vi) 643,187 shares owned of record, or which may be acquired within 60 days, by trusts of which W August Hillenbrand is trustee or co-trustee.  Mr. Hillenbrand disclaims beneficial ownership of the 643,187 shares owned by trusts of which he is a trustee.

(8)                                Includes 47,290 restricted stock units held on the books and records of the Company.  Also includes 314,750 shares held of record by a charitable foundation, of which Ray J. Hillenbrand is a trustee, and 250,000 shares held of record by family partnerships for the benefit of other members of his immediate family.  Mr. Hillenbrand disclaims beneficial ownership of the shares held by the charitable foundation and the family partnerships.

(9)                                Includes 12,426 restricted stock units held on the books and records of the Company.

(10)                          Includes 22,888 restricted stock units held on the books and records of the Company.

(11)                          Includes 7,140 restricted stock units held on the books and records of the Company and 2,590 shares acquired with deferred director fees and held on the books and records of the Company under the Directors Deferred Compensation Plan.

(12)                          Includes 14,364 restricted stock units held on the books and records of the Company and 8,737 shares acquired with deferred director fees and held on the books and records of the Company under the Directors Deferred Compensation Plan.

(13)                          Includes 107,770 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 16, 2011, 7,842 restricted stock units, and 77,058 shares of unvested restricted stock, all held on the books and records of the Company.

(14)                          Includes 41,160 restricted stock units and 45,034 shares of unvested restricted stock, all held on the books and records of the Company.

(15)                          Includes 93,508 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 16, 2011, 5,690 restricted stock units, and 58,662 shares of unvested restricted stock, all held on the books and records of the Company.

(16)                          Includes 95,087 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 16, 2011, 1,507 restricted stock units, and 54,640 shares of unvested restricted stock, all held on the books and records of the Company.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF MORE THAN 5% OF THE COMPANY’S COMMON STOCK

The following table provides information regarding all persons or entities known to us that, as of the date indicated, were beneficial owners of more than 5% of the Company’s common stock.

Name	Shares Beneficially Owned As Of December 16, 2011		Percent Of Total Shares Outstanding

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,352,676	(1)	6.9%

Franklin Advisory Services, LLC One Parker Plaza Fort Lee, NJ 07024-2938	4,762,614	(2)	7.6%

The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482-2600	3,257,540	(3)	5.2%

(1)                                This information is based on a Schedule 13F-HR filed by BlackRock, Inc. with the Securities and Exchange Commission on November 3, 2011.

(2)                                This information is based on a Schedule 13F-HR filed by Franklin Advisory Services, LLC with the Securities and Exchange Commission on November 3, 2011.

(3)                                This information is based on a Schedule 13F filed by The Vanguard Group, Inc. with the Securities and Exchange Commission on November 15, 2011.

EXECUTIVE COMPENSATION

Letter from the Chairperson of the Compensation and Management Development Committee:

With the acquisition of Rotex, the Corporation’s management team took another significant step forward in 2011 toward Hillenbrand becoming a global diversified manufacturing enterprise.  On an annualized basis, 37 percent of the Corporation’s revenue is now derived from Rotex and the K-Tron acquisition, which closed in 2010.  We plan for additional acquisitions in the future.

In support of this growth strategy, the Compensation and Management Development Committee in 2011 focused its work in two broad areas.  We reviewed and made changes to the compensation program to take into account the impact of acquired companies, and we increased our oversight of the Corporation’s management talent acquisition and development program.

In compensation, we examined the long-term and short-term incentive programs which were adopted at the time of “the spin” in 2008, in light of the progress and expectation of Hillenbrand’s future growth.  The management teams of acquired companies have new short-term incentive plans based on net revenue growth and income before taxes solely in their businesses, compared to the plans approved by the Board of Directors.  They also continue to have individual performance factors, as do all short-term management incentive awards.  The plan for management at the corporate level is based on a blend of results from all companies, compared to the corporate plan as approved by the Board of Directors.  In 2011, the K-Tron companies exceeded their plan considerably, while Batesville fell short, primarily because industry fundamentals were below expectations.

The Long-Term Incentive Plan for approximately 160 participants in the Corporation continues to be based on creation of appropriate long-term returns for shareholders.

As we noted last year, a snapshot of the stock market at any given time may not be truly reflective of the Corporation’s value as a result of many factors, such as the state of the economy, sector favorability, and world events.  Over time, however, the market price for our stock will reflect the long-term cash generation capabilities of our businesses.  Said another way, the underlying premise of the performance-based stock plan is that executives create shareholder value when they invest successfully to generate cash flow over the life of the business that meets or exceeds shareholder expectations.

The long-term incentive target for senior executives is granted in two forms:  75% of the award value as performance-based restricted stock and 25% as stock options.  We reviewed the performance-based restricted stock portion of the Long-Term Incentive Plan in light of our experience with acquisitions and have adjusted that portion of the plan going forward to better reflect the impact of acquisitions.  When Hillenbrand acquires a company, management presents, for Board approval, a year-by-year commitment regarding the creation of shareholder value through cash flow and earnings growth.  The value created in an acquisition in the long-term plan is now measured against these approved commitments.  This measure of achievement remains in place until the acquired company has returned the purchase price.  After the purchase price has been returned, it is then measured against the expected “hurdle rate,” as is the remainder of the Corporation.  This refinement was implemented with the performance-based equity awards made to our Named Executive Officers in December 2011.

Overall, we continue to be pleased with the design and results of the Corporation’s compensation program.  We believe the compensation program for Hillenbrand executives continues to have a higher proportion of total compensation based on performance than any of our compensation peer group companies.  Hillenbrand has been and continues to be a leader among companies its size in cash flow and return on net assets.  We believe the executive compensation plan reinforces the importance of that performance and also rewards growth.

I want to make note of the fact that while the design of the compensation program is significantly performance-based, it also reflects our intent to discourage excessive risk-taking.  It provides senior executives with a blend of base salary, short-term incentives, and long-term rewards, and includes required share ownership.  We believe this provides the Corporation’s leadership team with the appropriate incentives to create long-term value for shareholders while taking thoughtful and prudent risks to grow the value of the Corporation.  The Compensation Committee and Audit Committee work closely with management to ensure that there is a shared view of risk.

The second focus of the Committee has been to assess the talent and potential of the Corporation’s management to achieve growth targets.  It has already become apparent that the Corporation will require executives with global perspective and experience in the future.  We will also require market and technical expertise to develop new products to ensure leadership in worldwide markets.  We have focused on the Corporation’s processes for talent identification and development and will continue to make oversight of these processes, including talent acquisition, an important part of our work.

We fully expect to be successful in achieving our goal of generating appropriate long-term returns for shareholders, which heavily depends on attracting, retaining, and developing high-quality, passionate, and committed executive leadership.  The Committee recognizes that while this is essential, it alone is not sufficient.  In addition, executive management, the Board, and this Committee are dedicated to exercising their commitment and passion with the highest standards of ethical behavior at all times and in all situations.

Thank you for your investment in Hillenbrand.  We expect to continue demonstrating that the trust you have placed in us is well-deserved and well-earned.

Respectfully,

James A. Henderson
Vice Chairperson, Board of Directors
Chairperson, Compensation and Management
Development Committee

PART I:  COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Part I of this “Executive Compensation” section presents a thorough discussion of our executive compensation philosophy, policies, actions, decisions (and the basis for such decisions), and procedures as they relate to our executive officers included in the compensation disclosures in this proxy statement.  Item 402(a)(3) of the SEC’s Regulation S-K specifies which officers should be included in that disclosure, and they are identified as our “Named Executive Officers.”  Part II is a report from the Compensation and Management Development Committee (the “Compensation Committee”).  Following that report, in Part III, we present numerous tables that report in detail the compensation of, and the potential amounts payable by the Company under certain contractual agreements with, the Named Executive Officers.  Part IV provides information regarding the Company’s engagement of Ernst & Young LLP, the independent compensation consultant engaged by the Compensation Committee.  Part V provides information relating to the compensation-related risk assessment and management strategies employed by the Company.

We have attempted to assist you in your understanding of the information presented by the use of tables and charts as much as possible.  We encourage you to keep two basic thoughts in mind as you read this section:

•                  First, the compensation of our Named Executive Officers is set by our Compensation Committee, which is a committee of independent directors.

•                  Second, a significant portion of each Named Executive Officer’s compensation is variable based on individual performance and the performance of the Company.  This design aligns compensation with the interests of the shareholders of the Company.

Our Named Executive Officers

The five Named Executive Officers of the Company whose compensation information is required to be discussed and reported in this proxy statement, and their positions with the Company, are as follows:

Kenneth A. Camp	President and Chief Executive Officer
Joe A. Raver	Senior Vice President and President of Process Equipment Group(2)
Kimberly K. Dennis	Senior Vice President and President of Batesville Services(3)
Cynthia L. Lucchese	Senior Vice President and Chief Financial Officer
John R. Zerkle	Senior Vice President, General Counsel and Secretary

(2)  Mr. Raver was appointed President of Process Equipment Group effective April 4, 2011, after serving as President of Batesville Services since 2008.

(3)  Ms. Dennis was appointed President of Batesville Services effective April 4, 2011.

Our Executive Compensation Philosophy

Our Compensation Committee has adopted the following Executive Compensation Philosophy, which describes the objectives and principles of our executive compensation program and which is used as the guide to our program design and compensation decisions:

Hillenbrand’s executives should be fairly compensated for creating appropriate long-term returns for shareholders.

The executive compensation program is designed to ensure officers and key management personnel are effectively compensated in terms of base salary, incentive compensation, and other benefits that advance the long-term interests of Hillenbrand’s shareholders.

The compensation program is based on the following principles:

•                  Reinforcing the absolute requirement for ethical behavior in all practices;

•                  Aligning management’s interests with those of shareholders;

•                  Motivating management to achieve superior results by paying for sustainable performance;

•                  Ensuring competitive compensation in order to attract and retain superior talent;

•                  Maintaining a significant portion of at-risk compensation (superior performance is rewarded with commensurate incentives, while little to no incentive is paid for underperformance);

•                  Delineating clear accountabilities; and

•                  Providing clarity and transparency in compensation structure.

Components of Total Compensation

The components of our executive compensation program are shown in the following table.  A more detailed discussion of these components and the plans under which they are provided appears later in this “Compensation Discussion and Analysis” section.

Component	Description and Purpose

Base Salary	Fixed compensation intended to provide a base level of income and aid in the attraction and retention of talent in a competitive market.

Short-Term Incentive Compensation (“STIC”)

Variable annual cash bonus designed to motivate and reward individuals based on achieving both company (Hillenbrand or its operating companies, as applicable) and individual performance goals for a given fiscal year. Also aids in the attraction and retention of talent in a competitive market.

Long-Term Incentive Compensation (“LTIC”)

Variable annual equity grant designed to reward executives for creating shareholder value and for their individual contributions to the Company’s performance, as well as to motivate future contributions and decisions aimed at increasing shareholder value. Also aids in the attraction and retention of talent in a competitive market. Our Named Executive Officers, as well as certain other officers, are required to retain a certain amount of Company common stock or equivalents as described in the section below entitled “Stock Ownership Requirement.”

Retirement and Other Benefits	Fixed component of compensation intended to protect against catastrophic expenses (healthcare, disability, and life insurance) and provide opportunity to save for retirement (pension and 401(k)).

Post-Termination Compensation (Severance and Change in Control)	Severance program designed to provide protection that allows executives to focus on acting in the best interests of shareholders regardless of the impact on their own employment.

Key Point:  Focus on Performance-Based Compensation

Referring to the previous chart, the first three elements (base salary, STIC, and LTIC) make up what is generally referred to as an employee’s “core compensation.”  It is important to note that a key element of the compensation philosophy of Hillenbrand and our Compensation Committee is that a significant portion of each Named Executive Officer’s core compensation will be “performance-based” and therefore “at risk.”  Stated another way, each of the Named Executive Officers receives a base salary regardless of the performance of the Company in any individual year.  Any particular officer’s salary can be and is modified from year to year based on such officer’s individual performance and changes in responsibilities, as determined by the Compensation Committee.  Beyond base salary, each of our Named Executive Officers is eligible to receive STIC and LTIC, but those components of compensation are variable and at risk, dependent upon the performance of the Company and the individual performance of the officer.

Our commitment to performance-based compensation is illustrated by the following pie chart, which shows the fixed (base salary) and variable (STIC and LTIC) compensation at target levels for our President and CEO, Kenneth A. Camp, for fiscal 2011:

As shown in the above chart, 80% of Mr. Camp’s target core compensation for the year was performance-based, and at risk, and 20% was fixed.  The Compensation Committee believes that this approach to compensating our Named Executive Officers aligns their compensation packages appropriately with the interests of the shareholders of the Company and creates incentives for them to act in the best interests of the shareholders.

Target Core Compensation Mix

Subject to discretionary deviations deemed by the Committee to be appropriate, the Compensation Committee generally follows guidelines for the STIC and LTIC target awards that are tied to the base salaries of the Named Executive Officers.  Those guidelines are discussed in more detail below.  The application of those guidelines produces a core compensation mix of approximately 20% base salary, 20% STIC, and 60% LTIC for Mr. Camp, and a mix of approximately 30% base salary, 20% STIC, and 50% LTIC for the other Named Executive Officers.

Process for Determining Compensation

Timing of Compensation Decisions.  In December of each year, the Compensation Committee takes the following actions:

•                  It sets the base salaries of the Named Executive Officers for the coming calendar year.

•                  It adjusts, if deemed appropriate, the STIC target award formula for each Named Executive Officer and establishes the performance objectives that are to be used in the award formula for the new fiscal year.

•                  It certifies performance and establishes the actual STIC awards to be paid to the Named Executive Officers for the fiscal year ended on the preceding September 30.

•                  It makes LTIC grants to the Named Executive Officers and determines the performance period (usually three years) and performance objectives that are to be used in the award formula.

•                  It certifies performance and confirms the computation of the award amount to be paid to the Named Executive Officers with respect to performance-based LTIC awards whose performance measurement period ended on the preceding September 30.

Factors Considered in Setting Compensation

In General.  In establishing and adjusting the elements of our executive compensation program and the compensation packages for the Named Executive Officers, the Compensation Committee considers and analyzes a number of factors, each of which is informative but none of which is individually determinative of the outcome of the Committee’s work.  The Compensation Committee strives to establish compensation packages for the Named Executive Officers that are appropriate under all circumstances and that enable the Company to attract, motivate, and retain the executive talent needed to operate the Company in a manner that is in the best interests of the shareholders.

Certain more specific factors the Compensation Committee considers are discussed below.  They are not discussed in any order of priority; no one factor standing alone is necessarily more important than the others.

Compensation Consultant Expertise.  The Compensation Committee engages an independent compensation consultant to provide various items of relevant information and to perform various services for the Committee in connection with the establishment of the elements of our executive compensation program.  Ernst & Young LLP (“E&Y”) has been the Committee’s independent compensation consultant since 2008.  The Compensation Committee seeks and considers the expert advice and recommendations of the independent compensation consultant in connection with the administration of our compensation program and the establishment of appropriate compensation components and levels with respect to our Named Executive Officers.

The independent compensation consultant advises the Compensation Committee on an ongoing basis with regard to the general competitive landscape and trends in compensation matters, including (i) incentive plan design, (ii) peer group selection and comparison, (iii) compensation risk management, and (iv) developments in emerging trends and practices.  The consultant attends meetings of the Compensation Committee and at the request of the Chairperson participates in the Committee’s executive sessions.

See “Compensation Consultant Engagements” in Part IV below for additional information regarding the Compensation Committee’s engagement of E&Y as its compensation consultant, as well as amounts paid to E&Y and its affiliates during fiscal 2011 for executive compensation consulting and other services.

Peer Group Data.  The Compensation Committee compares the components and levels of our compensation program to those of a selected peer group of companies.  Our Compensation Committee believes that we have to remain competitive in order to attract, retain, and motivate our executive talent and believes that when the Company exceeds expected performance targets, our Named Executive Officers should be rewarded accordingly.  We do not, however, rigidly target or benchmark any of the core compensation components of our Named Executive Officers to any specific percentile of our peer group compensation levels.  Generally, our Compensation Committee seeks to target the core compensation of our Named Executive Officers in a range between the 50th and 75th percentiles of the total core compensation amounts paid by our peer group, although our compensation could be paid above or below the target range in any given year, due to the performance-based nature of our executive compensation program and a variety of other factors that the Committee considers in setting compensation.

In developing our peer group, our Compensation Committee reviews various financial metrics and business attributes (such as free cash flow, operating income, return on invested capital, and others) to assess whether additions or deletions to the current peer group are appropriate.  In addition, various members of management provide input relative to understanding the Company’s key financial metrics, key competitors for talent, key competitors in the markets we serve, the Company’s business plan, and other factors.  Certain qualitative factors are also considered in developing the peer group, including whether a company is cyclical or non-cyclical, whether a company has an internal distribution method and a supply chain management focus, and whether a company applies a continuous improvement model across all aspects of its business.

The Compensation Committee regularly reviews the composition of the Company’s peer group and, as appropriate, updates the group to reflect changes among peer companies, industry consolidation, and the Company’s own evolution as a global diversified manufacturing enterprise.  The current peer group, which has not changed since fiscal 2010, consists of the following 16 companies:

Acuity Brands, Inc.	Sealy Corporation
Ethan Allen Interiors Inc.	Service Corporation International
Herman Miller, Inc.	Simpson Manufacturing Co., Inc.
HNI Corporation	Spartech Corporation
IDEX Corporation	Stewart Enterprises, Inc.
Kimball International	Tempur-Pedic International Inc.
Matthews International Corporation	The Middleby Corporation
Roper Industries	Tredegar Corporation

Survey Data.  In addition to peer group data, the Compensation Committee considers published compensation survey data provided by its independent compensation consultant, focusing on compensation data for companies in the manufacturing industry with revenues within a comparable range of the Company’s revenue.  The survey data provides additional compensation data targeted to the specific job responsibilities of our Named Executive Officers.

External Market Conditions.  The Compensation Committee also takes into account external market conditions when establishing the total compensation of each Named Executive Officer.  We are located in a relatively small rural community between Indianapolis, Indiana, and Columbus, Indiana, and Cincinnati, Ohio, all of which are home to other public companies, and we must compete with companies in those metropolitan areas for our executive talent.

Individual Factors.  Individual factors are also considered by the Compensation Committee in establishing the compensation packages of our Named Executive Officers.  These factors include the level and breadth of experience and responsibility of the officer, the complexity of the position, individual performance and growth potential, and the difficulty of replacement.  Individual performance of our Named Executive Officers is evaluated in large part based upon the achievement of group and personal goals that are established by management and approved by the Compensation Committee each year.  The Company’s Chief Executive Officer discusses with the Compensation Committee his review and analysis of the performance of the other Named Executive Officers and makes recommendations to the Committee regarding their compensation packages.  These recommendations are based on a number of factors, including input received from our independent compensation consultant.

Internal Pay Equity.  The Compensation Committee considers the differentials between the compensation levels of our Named Executive Officers in light of their respective positions and responsibilities and seeks to maintain those differentials at equitable levels, considering peer group and survey data with respect to corresponding differentials at other companies.

Aggregate Compensation.  The Compensation Committee considers the aggregate value of the Named Executive Officers’ core compensation components of base salary, STIC at target level, and the estimated value of LTIC at target level.  The Compensation Committee compares the aggregate amount of these elements for our Named Executive Officers to the aggregate amount of the same elements of executive officer compensation at other companies using peer group and survey data.  Generally, the Committee seeks to target the aggregate core compensation of our Named Executive Officers in a range between the 50th and 75th percentiles of the aggregate core compensation levels at such other companies, although our compensation could be paid above or below the target range in any given year, due to the performance-based nature of our executive compensation program and a variety of other factors that the Committee considers in setting compensation.  Additionally, the Compensation Committee reviews “tally sheets” reflecting all compensation paid to our Named Executive Officers, including retirement and other benefits, perquisites, and amounts potentially payable to them upon a “change in control” of the Company.  The Compensation Committee also considers projections as to the potential future value of long-term equity awards made to the Named Executive Officers.

Shareholder Say on Pay Vote.  The Compensation Committee carefully considered the results of the Company’s first “Say on Pay Vote” taken by shareholders last year, and the Committee plans to continue to carefully consider this vote each year.  At the Annual Meeting of shareholders held February 23, 2011, approximately 97% of the shareholder votes cast on the proposal were cast in favor of the resolution stating that the shareholders “approve the compensation of Hillenbrand’s Named Executive Officers.”  The Compensation Committee believes that the level of support indicated by that vote reflects favorably on the Company’s executive compensation system.

2011 Individual Performance Goals.  Management identified and the Compensation Committee approved five common personal objectives for the Named Executive Officers for fiscal 2011.  They were as follows:

•                  Strengthen our separate company capabilities by ensuring that resources, processes, procedures, and controls necessary to be a successful, compliant, efficient, and well-controlled public company are in place.  This is accomplished through the application of the principles of Lean Business / Continuous Improvement across the enterprise.

•                  Support the operating companies by providing necessary and sufficient resources to continue to generate strong, predictable cash flow.  This is accomplished through a transparent resource allocation process and a commitment to a lean organization and leadership talent development, both at the corporate and operating company levels.

•                  Actively pursue acquisitions by pursuing prudent opportunities that provide revenue and earnings per share growth, meet our strategic criteria, and leverage our core competencies.  This is accomplished through an active and effective screening process that engages the senior-most leadership in the identification of targets and the broader organization in evaluation.

•                  Ensure acquisition success by planning and preparing for due diligence and integration with a specific focus on our areas of competency, including Lean Business and talent development.  This is accomplished through (i) attracting, developing, deploying, and retaining diverse high-performance individuals who are resources for today and tomorrow, and (ii) training internal resources for due diligence and integration.

•                  Actively engage in the environment in which we compete by ensuring that the Company’s voice on national, state, and local issues is heard.  This is accomplished through dialogue between senior management and members of local, state, and national legislative and executive branches of government, civic engagement in our communities, and active participation in business and industry associations.

The following unique personal objectives were identified for each of the Named Executive Officers for fiscal 2011:

•                  For Mr. Camp, executing the Company’s strategy and business plan; leading the Company’s growth initiatives; overseeing the Company’s acquisition activities; overseeing efforts designed to strengthen the talent pool, capabilities, and competencies of the Company; ensuring that the Company engages in appropriate, meaningful, and transparent conversations with shareholders; achieving the Company’s financial objectives; and leading the CEO and executive officer succession planning and implementation process;

•                  For Mr. Raver, developing and executing the strategic and the resulting operating plan of the Process Equipment Group; growing core revenue and income before taxes (IBT) through organic growth in under-penetrated segments and new product development; creating strategic acquisitions and alliances; with respect to the Process Equipment Group’s acquisition activities, leading due diligence efforts and subsequent integration; and improving the Process Equipment Group’s cost structure and strengthening its core capabilities; also for Mr. Raver, in connection with his service as president of our Batesville operating subsidiary for a portion of fiscal 2011, developing and executing the strategic and the resulting operating plan of Batesville; growing core revenue and IBT through growth in under-penetrated segments; creating strategic acquisitions and alliances and new product offerings; improving cost structure; and strengthening core capabilities;

•                  For Ms. Dennis, developing and executing the strategic and the resulting operating plan of Batesville; growing core revenue and IBT through organic growth in under-penetrated segments and new product development; creating strategic acquisitions and alliances; with respect to Batesville’s acquisition activities, leading due diligence efforts and subsequent integration; and improving Batesville’s cost structure and strengthening its core capabilities;

•                  For Ms. Lucchese, ensuring appropriate processes and procedures for the operation of the Company as a public company are in place and functioning effectively; providing financial leadership with excellence to the Company; managing financial due diligence efforts with respect to the Company’s acquisition activities; and providing financial support where necessary to the Company’s subsidiaries and their finance staff; and

•                  For Mr. Zerkle, ensuring appropriate processes and procedures for the operation of the Company as a public company are in place and functioning effectively; providing general legal counsel with excellence to the Company; providing legal support where necessary to the Company’s subsidiaries and their general counsel; managing legal due diligence efforts and transaction documentation with respect to the Company’s acquisition activities; managing all litigation involving the Company; and supervising and coordinating the responsibilities of other attorneys in the Company’s legal department.

Fiscal 2011 Compensation Decisions

Base Salaries.  In considering fiscal 2011 compensation, the Compensation Committee received from and reviewed in detail with the Committee’s independent compensation consultant an Executive Compensation Analysis reporting, among other things, the median compensation paid by members of our peer group to their five highest-paid executive officers, as well as the 25th percentile, median, and 75th percentile compensation levels of similar executive officers as determined from various published compensation surveys.  By comparison to our peer group, the base salaries of our Named Executive Officers ranged from a low of 10% below to a high of 20% above the peer group median base salary level.

Mr. Camp provided to and discussed with the Compensation Committee his review and analysis of the performance of the other Named Executive Officers.  Mr. Camp also recommended to the Committee proposed compensation packages for the other Named Executive Officers, which, at the request of the Committee, he had developed after reviewing the Executive Compensation Analysis provided to the Committee.  After discussing the recommendations, reviewing individual performance of the other Named Executive Officers, and considering Company performance data and competitive benchmark information, the Committee approved the compensation for this group.

The Compensation Committee, outside of Mr. Camp’s presence, also discussed Mr. Camp’s performance.  This conversation included a review of Mr. Camp’s objectives as approved by the Committee and the level of achievement of each of those objectives.  After assessing Mr. Camp’s performance for the year, the Committee, considering the impact of all relevant factors and considering the advice and recommendations of the Committee’s independent compensation consultant, determined Mr. Camp’s compensation for 2011.

The following adjustments were made to the Named Executive Officers’ calendar year base salaries during the fiscal year ended September 30, 2011:

	2010		2011	% Increase

Mr. Camp	$695,000		$720,000	3.60

Mr. Raver	$427,000		$441,000	3.28

Ms. Dennis	N/A	(4)	$400,000	N/A

Ms. Lucchese	$321,000		$340,000	5.92

Mr. Zerkle	$302,500		$313,000	3.47

(4)   Ms. Dennis joined the Company during 2011.

Annual Cash Incentive Awards

Overview.  The payment of annual cash short-term incentive compensation (“STIC”) to our Named Executive Officers for fiscal 2011 was formula-based, with adjustments for achievement of common and individual performance goals, and was governed by our Short-Term Incentive Compensation Plan for Key Executives (“STIC Plan”).  The STIC Plan is designed to motivate our Named Executive Officers to perform and meet both company and individual objectives.  It is consistent with our philosophy that employees should share in the Company’s success when value is created for our shareholders.  The potential to be paid short-term incentive awards plays an important role in the attraction and retention of our Named Executive Officers.

STIC Formula Design.  Our Compensation Committee has approved a formula for calculating the maximum STIC awards potentially payable to our Named Executive Officers under the STIC Plan.  While the formula (which is described in detail below) is designed to calculate the maximum possible STIC amounts payable to our Named Executive Officers, the Compensation Committee has discretion to reduce the maximum award amount to arrive at the actual STIC payment amounts.

Exercise of Negative Discretion.  At the end of each fiscal year, after the maximum STIC award amounts have been calculated, the Compensation Committee exercises its discretion to reduce the maximum award amounts to the actual payout levels, if and to the extent deemed appropriate.  The Committee exercises that discretion after considering the targeted and maximum award amounts and individual performance reviews relating to the achievement of goals established for each of the Named Executive Officers.  The fact that negative discretion is exercised by the Committee to reduce the amount of STIC actually paid to a Named Executive Officer to an amount less than the maximum award amount is not an indication of substandard performance; instead, it reflects the Committee’s assessment of individual performance against its standard of a maximum possible level of performance.  Most often, the exercise of that negative discretion is the rule, not the exception.  For example, for fiscal 2010, only one of the Named Executive Officers received the maximum STIC award amount, and for fiscal 2011, none of the Named Executive Officers received the maximum.

STIC Maximum Award Formula.  Our formula for calculating the maximum STIC awards potentially payable to our Named Executive Officers each year is as follows:

Base Salary	x	Individual Factor	x	Company Performance Factor	x	Maximum Award Factor	=	Maximum Potential STIC Award

The formula components are described and quantified as follows:

•                  Base Salary:  the amount of salary paid to the Named Executive Officer during the fiscal year in question.

•                  Individual Factor:  a pre-established percentage of base salary that varies among the Named Executive Officers.  Mr. Camp’s Individual Factor is 90%.  Mr. Raver’s and Ms. Dennis’ Individual Factor is 75%.  Ms. Lucchese’s and Mr. Zerkle’s Individual Factor is 50%.  The Compensation Committee may adjust those percentages from year to year if deemed appropriate.

•                  Company Performance Factor:  a percentage reflecting the Company’s or, as applicable, its operating subsidiary’s actual achievement level with respect to the pre-established financial performance targets set by the Committee for each fiscal year.  These financial performance targets are designated amounts of “Net Revenue” and “Core IBT,” which are further described below.  For a Named Executive Officer who is the president of one of our operating subsidiaries, these performance targets track the performance of that operating subsidiary.(5)  For all other Named Executive Officers, these targets track the performance of Hillenbrand, Inc.  In calculating the Company Performance Factor for (i) Hillenbrand and Batesville, the achievement level with respect to target Core IBT is weighted at 80%, while the achievement level with respect to target Net Revenue is weighted at 20%; and (ii) Process Equipment Group, the achievement level with respect to target Core IBT is weighted at 70%, while the achievement level with respect to target Net Revenue is weighted at 30%, reflecting Process Equipment Group’s enhanced opportunity for and commitment to growth.  The Company Performance Factor ranges from zero (producing a zero formula amount for maximum potential STIC) to 200%.  The Company Performance Factor will be zero if the Company or its applicable subsidiary does not achieve at least a threshold achievement level of either the targeted Net Revenue or targeted Core IBT.  The Committee establishes this threshold achievement level, which for fiscal 2011 was 90% of target.  The Company Performance Factor may not exceed 200%, even if the Company or its applicable subsidiary achieves greater than 200% of the targets.  The two financial performance metrics used in calculating the Company Performance Factor are as follows:

•                  Net Revenue:  this is a calculation of revenue, ignoring the effects of the following items:

•                  acquisitions made during the fiscal year;

•                  divestitures made during the fiscal year (corresponding adjustments will be made to the plan targets);

•                  changes in accounting pronouncements in accounting principles generally accepted in the United States (“GAAP”) or applicable international standards that cause an inconsistency in computation as originally designed; and

•                  the foreign exchange translation of income statements at exchange rates that differ from those assumed in the STIC Plan.

•                  Core IBT:  this is income before taxes, adjusted to eliminate the following selected extraordinary and non-recurring items (adjustment items are determined in advance by the Compensation Committee during the first quarter of each fiscal year):

•                  all professional fees, due diligence fees, expenses, and integration costs related to a specific acquisition;

•                  all professional fees, due diligence fees, expenses, and integration costs related to a specific divestiture;

(5)   Because Mr. Raver served as president of each of our operating subsidiaries for effectively equal periods of time during fiscal 2011, this year the performance targets applicable to his Company Performance Factor were calculated 50% with respect to Batesville and 50% with respect to Process Equipment Group.

•                  income, losses, or impairments from specific financial instruments transferred to the Company as part of our spin-off in 2008 (i.e., auction rate securities, equity limited partnerships, common stock, and promissory notes);

•                  stock compensation expense;

•                  external extraordinary legal costs (e.g., antitrust litigation);

•                  restructuring charges and other items related to a restructuring plan approved by the Company’s CEO;

•                  changes in accounting pronouncements in GAAP or applicable international standards that cause an inconsistency in computation as originally designed; and

•                  realized and unrealized transaction gains and losses caused by foreign exchange, gains and losses caused by foreign exchange translation of balance sheet accounts, and any effects of the foreign exchange translation of income statements at exchange rates that differ from those assumed in the STIC Plan.

•                  Maximum Award Factor:  a multiplier established by the Compensation Committee in order to produce the maximum award payout amount.  It is currently 1.2.  This factor serves two purposes.  First, it provides a sufficient potential payout amount to reward exceptional individual or Company (or operating subsidiary) performance.  Second, it provides a cap on the award formula amount.

Company Performance Factors.  The financial performance objectives and threshold achievement percentages that determine the Company Performance Factor within our STIC formula are established annually by the Compensation Committee at levels that reflect strong financial performance under then-existing conditions.  The target objectives are intended to represent stretch goals based on the business plan of the Company (or its operating subsidiary) so that management must be diligent, focused, and effective in order to reach these goals.  The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year.

The following table sets forth the targeted financial performance objectives, the percentage of actual achievement, and the Company Performance Factor for Hillenbrand and each of its operating subsidiaries for fiscal 2011:

	2011 Financial Criteria
	Hillenbrand	Batesville	Process Equipment Group

Net Revenue Targeted Objective Amount (millions)	$870.6	$665.0	$214.5

Net Revenue Achievement Percentage	98.1%	95.4%	102.2%

Core IBT Targeted Objective Amount (millions)	$168.8	$184.8	$25.7

Core IBT Achievement Percentage	97.9%	90.8%	124.9%

Company Performance Factor	89.8%	58.6%	192.3%

2011 STIC Awards.  For fiscal 2011, the maximum STIC awards payable, and the actual STIC awards paid, to our Named Executive Officers were as follows:

Named Executive Officer	Fiscal Year Base Salary(6)	x	Individual Factor	x	Company Performance Factor		x	Maximum Award Factor	=	Maximum STIC Award	Actual STIC Award Paid

Kenneth A. Camp	$713,269		90%		89.8%			1.2		$691,757	$600,000
Joe A. Raver	$437,231		75%		126.0	%(7)		1.2		$495,820	$370,000
Kimberly K. Dennis	$193,846		75%		58.6%			1.2		$102,234	$86,000
Cynthia L. Lucchese	$334,885		50%		89.8%			1.2		$180,436	$151,000
John R. Zerkle	$310,173		50%		89.8%			1.2		$167,121	$140,000

Long-Term Incentive Compensation (LTIC)

Overview.  We provide Long-Term Incentive Compensation to our Named Executive Officers and other employees by awarding them a combination of stock options, restricted stock, and restricted stock units (also referred to as “deferred stock” in our Stock Incentive Plan).  Our Stock Incentive Plan (the “Stock Plan”) enables us to grant these and other equity-based awards.

The Compensation Committee makes and administers all awards to our Named Executive Officers under the Stock Plan.  As of the end of fiscal 2011, a total of 3,507,529 shares of our common

(6)   The salary amounts shown in this column vary slightly from those shown in the “Summary Compensation Table” in Part III below because STIC awards are calculated based on salary actually paid during the fiscal year, while the “Summary Compensation Table” is presented based on salary earned during the fiscal year.

(7)   Because Mr. Raver served as president of each of our operating subsidiaries for effectively equal periods of time during fiscal 2011, this year his Company Performance Factor was calculated 50% with respect to Batesville and 50% with respect to Process Equipment Group.

stock were available for equity awards under the Stock Plan.  There are annual limits as to the number of shares represented by options or restricted stock or restricted stock units (“RSUs”) that can be granted to any one employee or director each year.

Although the Company does not have a written policy regarding the timing or practices related to granting equity awards, neither the Company nor the Compensation Committee engages in spring-loading, back-dating, or other practices which “time” the grant of equity awards.  Stock options, RSUs, and restricted stock awards are generally granted at a regularly scheduled meeting of the Compensation Committee, acting as the administrative committee under the Stock Plan (referred to below as the “Administrator”), in the first quarter of each fiscal year (usually in December) after the Company issues a press release announcing the results of the prior fiscal year.

Available Awards.  Our Stock Plan enables us to grant several types of equity awards:  stock options, RSUs, restricted stock, stock appreciation rights, and bonus stock.  However, only stock options, RSUs, and restricted stock awards have been granted and were outstanding under the Stock Plan as of the end of fiscal 2011:

•                  Stock Options.  Incentive (tax-qualified) and non-qualified stock options may be granted to such employees and (with respect to non-qualified options) directors and for such number of shares of our common stock as the Administrator determines.  A stock option will be exercisable and vest at such times, over such term, and subject to such terms and conditions as the Administrator determines, at an exercise price which may not be less than the fair market value of our common stock on the date the option is granted.

•                  Restricted Stock Units (RSUs).  An award of restricted stock units represents our agreement to deliver shares of common stock (or their cash equivalent) to the award recipient at a specified future time or upon a specified future event.  Vesting of the award shares and/or delivery of them may be conditioned upon the completion of a specified period of service, the attainment of specific performance goals, or such other criteria as the Administrator may determine, or, alternatively, the Administrator may provide for the unconditional delivery of shares (or their cash equivalent) on a specified date.  RSUs carry no voting rights until such time as the underlying shares of common stock are actually issued.  The Administrator has the right to determine whether and when dividend equivalents will be paid with respect to a restricted stock unit award.  Generally, dividend equivalent amounts are accrued as dividends are declared on our common stock, deemed to be reinvested in additional shares of Company common stock, and then paid in additional shares on the distribution date of the underlying award in proportion to the number of shares that vest and are distributed.

•                  Restricted Stock.  A grant of shares of restricted stock involves the actual issuance of shares of our common stock to the grant recipient.  However, the right to retain the shares of restricted stock is conditioned upon the vesting conditions specified as part of the grant.  Until those vesting conditions are satisfied, the restricted stock is held in escrow, cannot be sold, transferred, pledged, or assigned, and is subject to forfeiture if the vesting conditions are not satisfied.  Restricted stock carries voting rights from the time the award is granted.  Generally, dividend equivalent amounts on the restricted stock are accrued as dividends are declared on our common stock, deemed to be reinvested in additional shares of Company common stock, and then paid in additional shares on the date the underlying award is released from escrow in proportion to the number of shares that vest.

Performance-Based Equity Awards.  The Administrator may designate and structure any awards under the Stock Plan as performance-based awards.  As a general rule, all annual LTIC awards are performance-based awards.  The Company from time to time also issues time-based equity awards in certain circumstances, such as sign-on incentives.

When an equity award is performance-based, either the granting or vesting (or both) of the award is made subject to the achievement of Company performance objectives specified by the Administrator.  The performance objectives specified for a particular award may be based on one or more of the following criteria, which the Administrator may apply to the Company as a whole and/or to one or more subsidiaries, and which the Administrator may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies:  sales, operating profits, operating profits before taxes, operating profits before interest expense and taxes, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total shareholder return, cash flow, debt to equity ratio, market share, stock price, shareholder value added, and market value added.

LTIC Guidelines.  The Compensation Committee, subject to deviations as appropriate in its discretion, generally follows guidelines it has established for annual LTIC awards to our Named Executive Officers.  Those guidelines provide for an annual award at target value of three times base salary to Mr. Camp, and one and one-half times base salary to our other Named Executive Officers.  Each annual award to our Named Executive Officers consists of approximately 25% of the award value in stock options and approximately 75% in performance-based restricted stock.  Compared to an average of our peer group’s mix of long-term incentive compensation awards, the pie charts below reflect our heavy emphasis on performance-based awards to our Named Executive Officers.

Valuation of Awards.  Considering commonly used valuation models and advice from the Committee’s independent compensation consultant, the Committee assigns stock options a present value equal to 25% of the then-current share price for our common stock, for purposes of assembling a total equity award.  The number of option shares to be granted is determined by dividing the option portion of the total award dollar value by 25% of the then-current share price.  For stability in grant methodology, we do not intend to frequently change this 25% assumption; however, we periodically compare this assumption to the results of the annual binomial valuations for reasonableness.

Awards of restricted stock and RSUs are valued at the target share level, which is the number of shares that will ultimately be earned by a Named Executive Officer at the 100% achievement level of the targeted “Incremental Shareholder Value” established by the Compensation Committee under the award formula described in detail below.  The maximum number of shares potentially issuable as fully earned or vested shares is 150% of the targeted number.  The number of shares to be awarded at the target level is determined by dividing the restricted stock or RSU portion of the total award dollar value by the share price for our stock on the date of the award.

2011 LTIC Awards.  Consistent with our compensation philosophy and historical practices, the Compensation Committee again awarded stock options and shares of performance-based restricted stock as equity awards to our Named Executive Officers for fiscal 2011.  Accordingly, the amount of compensation ultimately received by our Named Executive Officers will be tied to and conditioned on performance objectives for our Company.  As we have stated above in our Executive Compensation Philosophy, the Company management team is charged with increasing the long-term economic value of the Company in excess of the rate investors expect, which is primarily accomplished by growing the amount of cash generated by the Company over time through execution of the Company’s strategy and the initiatives that flow from that strategy.

The performance-based restricted stock awards and stock options granted to our Named Executive Officers during fiscal 2011 were as follows:

Name	Option Shares		Target Performance-Based Restricted Stock Award		Maximum Performance-Based Restricted Stock Award

Kenneth A. Camp	110,797		83,098		124,647
Joe A. Raver	33,931		25,448		38,172
Kimberly K. Dennis	73,903	(8)	30,023	(9)	45,034
Cynthia L. Lucchese	26,160		19,620		29,430
John R. Zerkle	24,083		18,062		27,093

The performance-based restricted stock vests at the end of the three-year period beginning October 1, 2010.  The stock options become exercisable ratably on the first, second, and third anniversaries of the grant date (1/3 on each grant date anniversary).

Performance-Based Award Details.  For fiscal 2011, the measurement tool in the performance-based restricted stock award formula is a shareholder value creation model, which is a discounted cash flow model that is designed to measure the true economic return to investors.  The key inputs into the model are net operating profit after tax (“NOPAT”), free cash flow, and the established “hurdle rate,” which is a reflection of the Company’s weighted average cost of capital and targeted capital structure.  It is contemplated that the hurdle rate will typically exceed the Company’s weighted average cost of capital.  Whereas the formula we use to calculate STIC is, in the case of our Named Executive Officers who are presidents of our operating subsidiaries, tied to the performance of those operating subsidiaries, the formula we use to calculate LTIC is in all cases tied to the performance of Hillenbrand, Inc.

Each performance-based restricted stock grant to our Named Executive Officers will span the performance of three consecutive fiscal years, and the performance award at the end of the three years will be based upon the actual incremental shareholder value created above or below what was expected.

(8)   Ms. Dennis was granted these options effective upon joining the Company in April.

(9)   In addition to this performance-based award, Ms. Dennis was granted 40,415 time-based RSUs effective upon joining the Company in April.  See footnote 12 to the table in Part III below entitled “Outstanding Equity Awards at September 30, 2011” for more information about these RSUs.

The Company must earn a return that meets the Company’s hurdle rate in order for a Named Executive Officer to earn the targeted award.  The Company’s return must exceed the hurdle rate to exceed the targeted award.

The LTIC program for the Named Executive Officers is designed to pay on the basis of the growth in shareholder value over the three-year measurement period.  By linking rewards with the growth in the economic value of the Company, the program aligns the interests of the executive management team with those of the Company’s investors.  Also, by using a three-year period, the plan shapes investment strategies that improve the value of the business over the long term.

The Company performance objectives and the award calculation formula for the performance-based LTIC awards made to the Named Executive Officers in fiscal 2011 (as set forth in the table above showing targeted and maximum awards) were as follows:

Objectives.  The award formula incorporates the following elements:

Measurement Period	October 1, 2010 through September 30, 2013

Base Shareholder Value (at the beginning of Measurement Period)	$1,293.8 million

Incremental Shareholder Value Expected	$370.2 million

Hurdle Rate	8.75%

Award Formula.  The number of shares of restricted stock (including dividends accrued thereon) that will vest at the end of the Measurement Period is a function of the amount of Incremental Shareholder Value Delivered over the Measurement Period as compared to the Incremental Shareholder Value Expected to be created over the Measurement Period.  Except as otherwise provided in the award agreements in connection with a termination of employment prior to September 30, 2013, at the end of the Measurement Period all restrictions will lapse on, and the shares will become fully vested with respect to, the number of whole shares (rounded down) equal to the product of (i) the number of shares comprising the target restricted stock award, and (ii) a multiplier, as provided in the following table, based on the ratio, expressed as a percentage, of Incremental Shareholder Value Delivered for the Measurement Period (as determined below) to the Incremental Shareholder Value Expected for the Measurement Period:

Incremental Shareholder Value Delivered as Percentage of Incremental Shareholder Value Expected (rounded down to nearest whole percent)	Multiplier (rounded down to two decimal places)

Less than 50%	zero (no shares vest)

At least 50% but less than 80%	.2 plus an additional .01 for each full percentage point realized above minimum for range

At least 80% but less than 100%	.5 plus an additional .025 for each full percentage point realized above minimum for range

At least 100% but less than 110%	1.0 plus an additional .025 for each full percentage point realized above minimum for range

At least 110% but less than 150%	1.25 plus an additional .00625 for each full point realized above minimum for range

At least 150%	1.5 (maximum number of shares vests)

Calculation of Incremental Shareholder Value Delivered.  The amount of Incremental Shareholder Value Delivered during the Measurement Period is calculated by subtracting the Base Shareholder Value from the Shareholder Value Delivered.  Shareholder Value Delivered is calculated by adding two components: the NOPAT Component and the Cash Flow Component.

•                  The NOPAT Component of Shareholder Value Delivered is the Company’s Adjusted NOPAT (as defined below) for the last fiscal year of the Measurement Period, divided by the applicable hurdle rate.

•                  The Cash Flow Component of Shareholder Value Delivered is the sum of the following:

•                  the Company’s Adjusted Cash Flow (as defined below) for the third fiscal year in the Measurement Period;

•                  the Company’s Adjusted Cash Flow for the second fiscal year in the Measurement Period, multiplied by the sum of 100% and the hurdle rate; and

•                  the Company’s Adjusted Cash Flow for the first fiscal year in the Measurement Period, multiplied by the square of the sum of 100% and the hurdle rate.

Definitions.

•                  “Adjusted NOPAT” means the Company’s net operating profit after tax, as adjusted (net of tax where applicable) to exclude the effects of the following items:

•                  Income, losses, or impairments from specific financial instruments held by the Company immediately following our spin-off in 2008 (i.e., auction rate securities, equity limited partnerships, common stock, and promissory notes);

•                  Interest income on corporate investments and interest expense on corporate debt;

•                  All professional fees, due diligence fees, expenses, and integration costs related to a specific acquisition;

•                  Amortization expense of intangible long-lived assets where internally generated costs are not customarily capitalized in the normal course of the business (e.g., customer lists, patents, etc.);

•                  All adjustments made to net income related to changes in the fair value of contingent earn-out awards;

•                  External extraordinary, non-recurring, and material legal costs (e.g., antitrust litigation);

•                  Restructuring charges and other items related to a restructuring plan approved by the Company’s CEO; and

•                  Changes in accounting pronouncements in GAAP or applicable international standards that cause an inconsistency in computation as originally designed.

•                  “Adjusted Cash Flow” means the Company’s net cash provided by operating activities (whether positive or negative) during a fiscal year, less its capital expenditures net of proceeds on the disposal of property, all as shown on its audited financial statements for that fiscal year, as adjusted (net of tax where applicable) to exclude the effects of the following items:

•                  Cash receipts or disbursements from financial instruments held by the Company immediately following our spin-off in 2008 (i.e., auction rate securities, equity limited partnerships, and promissory notes);

•                  Interest income on corporate investments and interest expense on corporate debt;

•                  External extraordinary, non-recurring, and material legal disbursements (e.g., antitrust litigation);

•                  Changes in accounting pronouncements in GAAP or applicable international standards that cause an inconsistency in computation as originally designed; and

•                  The costs of acquisitions, including all professional fees, due diligence fees, expenses, and integration costs, amortized over a 36-month period beginning the month after closing (payment of contingent earn-outs (when made) is treated as a component of the purchase price payment for purposes of the computation and is subject to a separate 36-month amortization period at that time).

Vesting of Fiscal 2009 LTIC Awards.  On September 30, 2011, the three-year Measurement Period for the Company’s LTIC awards that were granted in fiscal 2009 closed, and those awards vested in accordance with our LTIC award formula described in detail above.  The Incremental Shareholder Value Expected that was established at the time the awards were granted was $346.8 million.  Using the LTIC formula, the Incremental Shareholder Value Delivered during the Measurement Period was $359.7 million, resulting in a vesting of 109.27% of the targeted award.

Stock Ownership Requirement

All of our Named Executive Officers, as well as certain other officers, are required to own a significant number of shares of our common stock.  Specifically, the officers identified below, from and after the later of (i) April 1, 2013, or (ii) the fifth anniversary of the date on which such individual first became such an officer, are required to hold shares of our common stock or equivalents (as further described below) with a minimum aggregate value at the following levels (“Required Ownership Level”):

Position	Required Ownership Level

Chief Executive Officer of the Company	4 x Base Annual Salary
Senior Vice Presidents of the Company	2 x Base Annual Salary
Vice Presidents of the Company	1 x Base Annual Salary
Presidents, Vice Presidents, and certain other senior officers of the Company’s significant subsidiaries	1 x Base Annual Salary

Shares owned outright and shares represented by RSUs or restricted stock awards, whether vested or unvested, including performance-based shares at the target award level, count as share equivalents toward the Required Ownership Level.  Unexercised stock options do not count toward the Required Ownership Level.  Failure to achieve or maintain the Required Ownership Level may result in (i) the applicable individual being required to hold all after-tax vested stock award shares and after-tax shares acquired upon exercise of stock options, or (ii) suspension of future RSU or restricted stock awards, until the Required Ownership Level is achieved.  The Compensation Committee (or its designee) may make exceptions, in its sole discretion, in the event of disability or great financial hardship.

Clawback Provisions

For STIC and performance-based LTIC awards made in fiscal 2010 and beyond, the Company has adopted a “clawback” policy applicable to the Company’s executive officers.  Specifically, if the Company is required, because of fraud or negligence, to restate its financial results for any period (the “Restatement Period”) in a manner that would have adversely affected the amount of the payout of any STIC or performance-based LTIC awards, the Compensation Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment will be required by the Company’s executives.

Tax Deduction Management

Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain executive compensation in excess of $1 million per year unless certain requirements are met.  Performance-based compensation is generally not subject to the deductibility cap under Section 162(m).  We generally seek to maximize the tax deductibility of both our STIC and performance-based LTIC awards under Section 162(m).

Retirement and Savings Plans

Pension Plan.  We sponsor a defined benefit pension plan (the “Pension Plan”).  The Pension Plan is closed to new salaried employees.  Mr. Camp is the only Named Executive Officer who is an active participant in the Pension Plan.  Mr. Zerkle has a frozen benefit in the Pension Plan.

The Pension Plan provides monthly retirement benefits based on a formula that takes into consideration the highest average annual compensation of a participant over a five-consecutive-year period and the participant’s years of service to the Company (including years of service to our former parent).  We are required to make annual contributions that are determined actuarially as the amount needed to adequately fund future benefits to be paid out to participants.

For information regarding the benefits potentially payable to our Named Executive Officers under the Pension Plan, see the “Pension Benefits at September 30, 2011” table in Part III below.

Savings Plan.  We maintain a tax-qualified defined contribution savings plan (the “Savings Plan”) in which substantially all our employees, including the Named Executive Officers, are eligible to participate.  Employees may contribute up to 40% of their compensation on a pre-tax basis to the Savings Plan.  For each salaried participant who does not actively participate in the Pension Plan, the Company matches contributions in an amount equal to 50¢ for every dollar contributed by the employee until the employee contributions reach 6% of his or her compensation.  No matching contributions are made for employees who are active participants in the Pension Plan.  Additionally, whether or not employees contribute to the Savings Plan, the Company provides an automatic Company contribution per pay period to the Savings Plan for all eligible employees in an amount equal to 4% of compensation for non-active participants in the Pension Plan or 3% for active participants.  All contributions by employees and the automatic Company contribution are fully vested immediately.  The Company matching contributions do not vest until after three years of credited service; after that point Company matching contributions vest immediately when made.

For information regarding compensation paid to our Named Executive Officers under the Savings Plan, see footnote 6 to the “Summary Compensation Table” in Part III below.

Supplemental Executive Retirement Plan.  Through June 30, 2010, we maintained a Supplemental Executive Retirement Plan (the “SERP”) that had both a defined contribution component and a defined benefit component.  Effective July 1, 2010, the Company amended the SERP to remove the defined contribution component and adopted a new Supplemental Retirement Plan administered by Fidelity Employer Services Company (the “SRP”) to replace this component.  See the section below entitled “Supplemental Retirement Plan” for additional information on the SRP.  The SERP, as amended, continues in effect with respect to the defined benefit component.

The Compensation Committee selects the participants in the SERP and at any time may choose to “freeze” the accrued benefits of a participant under the SERP and stop accruing additional benefits under the plan for that participant.  All Named Executive Officers participated in the defined contribution component of the SERP and now participate in the SRP.  Only Mr. Camp participates in the defined benefit component of the SERP.

The SERP is an unfunded retirement benefit plan and is not a tax-qualified retirement plan under the Internal Revenue Code.  No monies are actually “contributed” to the SERP by the Company to fund future benefit payouts.  Under the SERP, future payout amounts are simply recorded in “accounts” set up for the participants to record the amounts the Company is obligated to pay them if and when they become entitled to payment of their accrued benefits.  If a participant is terminated for “cause” (as such term is defined in the SERP), all benefits under the SERP are subject to forfeiture.

The defined benefit component of the SERP is designed to supplement the amount of retirement benefits that participants are entitled to receive from our Pension Plan.  The defined contribution component of the SERP was designed (and now the SRP is designed) to supplement the amount of retirement benefits that participants are entitled to receive from our Savings Plan.  For tax-qualified retirement plans, such as our Pension Plan and our Savings Plan, the Internal Revenue Code establishes various limitations that must be applied no matter what the terms of the plan might be.  For example, the tax laws limit the maximum amount that can be contributed for any particular year by or for a participant under a defined contribution plan and limit the maximum amount of compensation that can be counted as earnings of the participant for purposes of calculating benefits or contributions under either type of plan.  The application of these tax law limitations can result in a reduction in the amount of retirement benefits that would otherwise be payable to a participant under the terms of a tax-qualified retirement plan.  Additionally, our Pension Plan and Savings Plan both exclude any cash bonus amounts from the definition of compensation for plan purposes and focus only on benefits or contributions relating to base salary in their benefit or contribution formulas.

In general, the SERP and SRP are designed to pay benefits to a retiring participant to offset any reduction in the benefits that would otherwise have been payable to the retiree under our Pension Plan, or a reduction in the contributions that the Company would have made for such retiree under the Savings Plan, on account of the application of tax law limitations and the exclusion of the annual cash bonus from the benefit and contribution formulas under those plans.  This offset is accomplished by annually accruing future benefits for the participants equal to the difference between (i) what benefit amount is actually accrued or contributed for a participant under the Pension Plan and the Savings Plan, and (ii) what amount would have been accrued or contributed if (a) the tax law limitations were not applied, and (b) the targeted amount of annual cash incentive bonus were included as compensation (in addition to base salary) in the benefit or contribution formula under the plans.

The SERP also permits the Company, in its discretion, to accrue an additional benefit amount for selected participants equal to 3% of compensation (base salary plus cash bonus).  Mr. Camp was awarded this discretionary accrual amount for fiscal 2011.

Supplemental Retirement Plan.  Effective July 1, 2010, the Company adopted the SRP to replace the defined contribution component of the SERP, and all accrued balances under the defined contribution component of the SERP were transferred to the SRP.  The SRP provides essentially the same benefits to our Named Executive Officers that they potentially were entitled to receive under the defined contribution component of the SERP.  However, the SRP provides different investment options for participants.  Under the SERP, defined contribution accruals could be “invested” only in an interest-bearing “cash” account.  Under the SRP, participants are permitted to direct the investment of their accrued accounts (on a hypothetical basis because the plan is unfunded) into various Fidelity mutual funds and/or Company common stock.  The Company then actually makes those designated investments for the Company’s own account with funds contributed by the Company under a “Rabbi Trust” arrangement so that the Company can actually fund the earnings or losses experienced by each participant in his or her hypothetical investments when distributions are made.

The SRP also permits participants to elect to defer all or a portion of their Short-Term Incentive Compensation each year for payment at a later time and to “invest” the deferred amounts in Fidelity mutual funds and/or Company common stock on a hypothetical basis as described above.  This feature was not available under the SERP.

For information concerning retirement benefits payable to certain of our Named Executive Officers under the SERP and the SRP, see the table entitled “Pension Benefits at September 30, 2011” in Part III below.

Severance Benefits and Employment Agreements

Employment Agreements.  We have entered into employment agreements with each of the Named Executive Officers.  We believe that it is appropriate for our senior executives to have employment agreements because they provide the Company certain contractual protections that we might not otherwise have, including provisions relating to not competing with us, not soliciting our employees, and maintaining the confidentiality of our proprietary information.  The employment agreements we have with our Named Executive Officers contain non-competition and non-solicitation agreements, which generally continue in effect for a period of two years after the termination of the Named Executive Officer’s employment.  Additionally, we believe that employment agreements are a useful tool in the recruiting and retention of senior-level executives.

Severance Benefits Under Employment Agreements.  The employment agreements with our Named Executive Officers are terminable by either party without “cause” on 60 days’ written notice and are also terminable by the Company at any time (subject to certain cure rights) for “cause,” as such term is defined in each employment agreement.  The Named Executive Officers may also terminate their employment agreements for “good reason” as such term is defined in their agreements.  If we terminate the employment of a Named Executive Officer without “cause,” or if a Named Executive Officer terminates his or her employment with “good reason,” then we are obligated to provide severance compensation in connection with such termination.  No severance compensation is payable under our employment agreements with our Named Executive Officers if we terminate with “cause,” if the executive terminates without “good reason,” or if the employment relationship is terminated on account of death or disability.

If the employment of a Named Executive Officer is terminated by us without cause or is terminated by the executive officer upon the occurrence, without the executive officer’s consent, of a good reason event, we are required under the officer’s employment agreement to provide severance compensation to the Named Executive Officer as follows:

•                  continuation of the officer’s base salary for 12 months, subject to required withholdings, which payments may need to be delayed for six months under certain provisions of the Internal Revenue Code;

•                  bearing the cost of continued group life and health coverage until the continuation of base salary period described above is complete; and

•                  limited out-placement counseling.

Post-Termination Payments of STIC and LTIC.  A Named Executive Officer whose employment terminates may or may not be entitled to the post-termination payment of a portion of the Short-Term Incentive Compensation (“STIC”) or Long-Term Incentive Compensation (“LTIC”) that would have been payable to the Named Executive Officer if his or her employment had continued through the end of the then-current measurement periods applicable to STIC and LTIC awards.  The amount payable, if any, depends on the Company’s performance throughout the measurement periods in question and the circumstances under which employment terminates.

Post-termination STIC or LTIC is payable to a Named Executive Officer after the performance or measurement period in question has ended and only if it is determined under the applicable performance formula that an amount would have been payable to the former officer had his or her employment continued through the end of the performance or measurement period.  Once the amount that would have been paid had employment continued (the “Full Period Award”) is determined, the following rules determine the portion of the Full Period Award, if any, that is payable to the former Named Executive Officer:

•                  STIC.  If employment terminates due to death, disability, retirement (after age 55 and five years of service), involuntary termination without “cause,” or voluntary termination for “good reason,” then the Named Executive Officer is entitled to a pro-rata payment of his or her STIC Full Period Award based on the portion of the fiscal year during which he or she remained employed, subject to a reduction of up to one-third of that amount at the discretion of the Compensation Committee.  No pro-rata STIC is payable upon an involuntary termination with cause or a voluntary termination without good reason.

•                  LTIC.  With respect to shares of restricted stock that would have vested in a terminated Named Executive Officer in accordance with the Company performance formula had employment continued through the end of the three-year measurement period, there are three possible outcomes:

•                  if employment terminates due to death, disability, or retirement (after age 55 and five years of service), the Named Executive Officer is entitled to a pro-rata amount of the LTIC Full Period Award based on the portion of the measurement period during which he or she remained employed, plus 52 weeks (up to a maximum of the Full Period Award amount);

•                  if employment is terminated by the Company without “cause” or by the executive for “good reason,” the Named Executive Officer is entitled to a pro-rata amount of the LTIC Full Period Award based solely on the portion of the measurement period during which he or she remained employed; and

•                  in any other circumstances, all shares of restricted stock are forfeited upon termination of employment.

For information regarding the severance benefits payable to our Named Executive Officers under their employment agreements and our STIC and LTIC compensation programs, see the tables under the heading “Potential Payments Upon Termination” in Part III below.

Change in Control Agreements

We believe it is important that management of the Company be in a position to provide assessment and advice to the Board of Directors regarding any proposed business transaction without being unduly distracted by the uncertainties and risks that such a proposed change in control creates with respect to management.  Accordingly, we have entered into personal Change in Control Agreements with each of our Named Executive Officers, as well as with other key executives, that provide severance compensation to the executive if his or her employment is terminated on account of or under certain circumstances following a change in the control of the Company.  Severance compensation under our Change in Control Agreements is in lieu of severance compensation provided under the Named Executive Officers’ employment agreements.

The Change in Control Agreements provide for payment of specified benefits upon the termination of a Named Executive Officer’s employment (other than on account of death, disability, retirement, or “cause”) in anticipation of or within two years after the occurrence of a “change in control” (three years for Mr. Camp) or upon the executive’s termination of employment for “good reason” within two years after a change in control (three years for Mr. Camp).  Additionally, Mr. Camp is entitled to severance benefits under his agreement if he voluntarily terminates his employment at any time within the period of one year plus thirty days after the occurrence of a change in control.  The severance benefits to be provided upon a termination of employment under any of the above circumstances are:

•                  a lump sum payment in cash equal to two times the executive’s annual base salary (three times for Mr. Camp);

•                  bearing the cost of continued health insurance for the executive and his or her dependents and continued life insurance coverage for 24 months (36 months for Mr. Camp), with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until the executive reaches Social Security retirement age;

•                  a lump sum payment equal to two times (three times for Mr. Camp) the amount of the additional amounts accrued during the last 12 months in the executive’s defined contribution accounts under the Company’s SRP; and

•                  an increase to the defined benefit pension benefit otherwise payable to the executive under the Pension Plan and the SERP, calculated by giving the executive credit for two additional years of service.

In addition, upon a change in control, with respect to executives who are employed at the time of the change in control, (i) all outstanding stock options and time-based stock awards will become fully exercisable and vested; (ii) outstanding performance-based stock awards will vest proportionately to the portion of the performance measurement period that expired prior to the change in control, assuming 100% achievement of the relevant performance targets; and (iii) the executives will be deemed to have earned and will be entitled to payment, within 30 days after the occurrence of the change in control, of the current year’s STIC, assuming 100% achievement in that year of the relevant performance targets under the STIC Plan.

Except as described below with respect to Ms. Dennis, the Change in Control Agreements with our Named Executive Officers also provide that if the executive receives payments upon a change in control that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal Revenue Code, either (i) the executive will be entitled to receive an additional “gross-up” payment in an amount necessary to put him or her in the same after-tax position as if such excise tax had not been imposed, or (ii) with respect to all of the Named Executive Officers other than Mr. Camp, if the value of all “parachute payments” to the executive does not exceed 120% of the maximum that could be paid to him or her without giving rise to the excise tax, then the payments otherwise called for by the Change in Control Agreement will be reduced (or “cut back”) to the maximum amount that could be paid without the imposition of that excise tax.  At the direction of the Compensation Committee, the Company has ceased entering into agreements containing tax gross-up provisions without the Committee’s specific authorization.  Consequently, Ms. Dennis’ Change in Control Agreement does not entitle her to the gross-up payment described above.  In summary, Mr. Camp would always be entitled to the gross-up payment for excise taxes on his excess parachute payments, Ms. Dennis would never be entitled to a gross-up payment, and the other Named Executive Officers would be entitled to a tax gross-up payment only if their parachute payments exceeded 120% of the maximum allowed to be paid to them without paying any excise tax on the payments, and at the 120% level or less their parachute payments will be reduced as necessary to avoid the imposition of the excise tax.

Under the Change in Control Agreements, a “change in control” is defined generally as:  (i) the acquisition of beneficial ownership of 35% or more of the voting power of all of the Company’s voting securities by a person or group other than members of the Hillenbrand Family (as defined in the Change in Control Agreements); (ii) the consummation of certain mergers or consolidations; (iii) a change in the composition of a majority of the members of our Board of Directors; (iv) the consummation of a sale of substantially all of the Company’s assets; or (v) the date of approval by our shareholders of a plan of complete liquidation of the Company.

The amounts potentially payable to our Named Executive Officers in connection with a change in control are set forth in the tables under the headings “Potential Payments Upon Termination” and “Change in Control Benefits” in Part III below.

Other Personal Benefits

In addition to the elements of compensation discussed above, we also provide our Named Executive Officers, as well as certain other officers, with other benefits as described below.  We generally disfavor providing extensive perquisites but do provide modest benefits to enhance the highly variable, performance-oriented compensation components we utilize.  We also provide these benefits in order to remain competitive with the market and believe that these benefits help us to attract and retain qualified executives.

Executive Financial Planning, Estate Planning, and Tax Preparation Service Program.  Our Named Executive Officers and certain other officers are eligible for reimbursement of (i) financial and estate planning services and (ii) income tax preparation services.  Reimbursement is approved for up to $5,000 per calendar year.

Executive Physical.  We provide the Named Executive Officers and certain other officers with annual physicals.  We cover 100% of the cost of this program.  This program was developed to promote the physical well-being and health of our senior-level managers.  We believe that this program is in the best long-term interests of our shareholders.

Other Benefits.  Named Executive Officers and certain other officers also participate in other benefit plans that we fully or partially subsidize.  Their participation is on the same terms as our other employees.  Some of the more significant of these benefits include medical, dental, life, disability, and vision insurance, as well as relocation reimbursement, tuition reimbursement, and holiday and vacation benefits.  Many employees, including all of our Named Executive Officers, participate in our group term life insurance program, which provides death benefit coverage of up to two times base salary or $500,000, whichever is less.  In addition, our Named Executive Officers and certain other employees are eligible to participate in our optional supplemental group term life insurance program, in which participants may purchase additional term life insurance at their own expense in amounts up to the lesser of five times base annual salary or $600,000.

PART II:  COMPENSATION COMMITTEE REPORT

Each member of the Compensation Committee of the Board of Directors of Hillenbrand, Inc. is “independent,” as that term is defined under (i) the New York Stock Exchange listing standards, (ii) the non-employee director standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (iii) the outside director requirements of Section 162(m) of the Internal Revenue Code, and (iv) the Company’s Corporate Governance Standards.  The Compensation Committee currently consists of Mark C. DeLuzio, James A. Henderson, Ray J. Hillenbrand, F. Joseph Loughrey, and Neil S. Novich.

As a committee, our primary function is to ensure Hillenbrand’s executive compensation program is competitive so that the Company can attract and retain executive personnel and also performance-based so that the interests of management are aligned with both the short-term and long-term interests of shareholders.  We engage an independent executive compensation consulting firm to assist us in our review of the Company’s executive and director compensation programs to ensure these programs are competitive and consistent with our stated objectives.  The executive compensation consultant is retained by and directly accountable to us, and we generally approve all related fees paid to the executive compensation consultant.  We have no interlocks or insider participation, and we engage in annual self-evaluations to determine our effectiveness as a committee.  We have adopted a Charter, which may be found on Hillenbrand’s web site at www.hillenbrandinc.com.

Under Section 162(m) of the Internal Revenue Code, the Company is not able to deduct for federal income tax purposes annual compensation in excess of $1 million paid to certain employees, generally its Named Executive Officers.  However, compensation that is “performance-based” is not subject to that deduction limitation.  While the Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit, the Compensation Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interest of shareholders.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board of Directors that the preceding Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

James A. Henderson (Chairperson)
Mark C. DeLuzio
Ray J. Hillenbrand
F. Joseph Loughrey
Neil S. Novich

PART III:  EXECUTIVE COMPENSATION TABLES

Tabular Compensation Information

In the following pages we present numerous tables that set out various elements of compensation for our Named Executive Officers.  No one table in and of itself presents the “total picture”; instead, you should review all the information carefully to understand the amounts and manner in which our Named Executive Officers have been paid.  To understand all the numbers in the tables below, you need to read the footnotes carefully, which explain various assumptions and calculations that give rise to the dollar amounts in the tables.

Compensation of Named Executive Officers

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended September 30, 2011, 2010, and 2009.  We have entered into employment agreements with each of the Named Executive Officers, which are described in detail in the “Severance Benefits and Employment Agreements” section of Part I above.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal					Option	Incentive Plan	Compensation	All Other
Position		Salary	Bonus	Stock Awards	Awards	Compensation	Earnings	Compensation	Total
(as of September 30, 2011)	Year	$ (1)	$	$ (2)	$ (3)	$ (4)	$ (5)	$ (6)	$

Kenneth A. Camp President and Chief Executive Officer	2011	$713,561	$—	$1,619,996	$615,632	$600,000	$1,004,464	$104,338	$4,657,991

	2010	$690,068	$—	$1,563,747	$622,089	$1,000,000	$1,569,866	$83,641	$5,529,411

	2009	$669,315	$—	$1,518,735	$539,949	$440,000	$1,251,951	$75,464	$4,495,414

Joe A. Raver Senior Vice President and President of Process Equipment Group	2011	$437,395	$—	$496,109	$188,534	$370,000	$—	$300,042	$1,792,080

	2010	$424,041	$—	$480,372	$191,100	$450,000	$—	$55,777	$1,601,290

	2009	$411,589	$—	$466,861	$165,982	$215,000	$—	$75,009	$1,334,441

Kimberly K. Dennis (7) Senior Vice President and President of Batesville Services	2011	$201,644	$—	$1,524,983	$474,642	$86,000	$—	$12,000	$2,299,269

	2010	$ N/A	$ N/A	$ N/A	$ N/A	$ N/A	$ N/A	$ N/A	$ N/A

	2009	$ N/A	$ N/A	$ N/A	$ N/A	$ N/A	$ N/A	$ N/A	$ N/A

Cynthia L. Lucchese Senior Vice President and Chief Financial Officer	2011	$335,107	$—	$382,492	$145,355	$151,000	$—	$39,817	$1,053,771

	2010	$318,781	$—	$361,113	$143,658	$271,000	$—	$34,838	$1,129,390

	2009	$309,271	$—	$350,987	$124,787	$97,000	$—	$23,862	$905,907

John R. Zerkle Senior Vice President, General Counsel and Secretary	2011	$310,295	$—	$352,119	$133,815	$140,000	$1,527	$39,875	$977,631

	2010	$298,174	$—	$340,303	$135,381	$220,000	$1,436	$35,633	$1,030,927

	2009	$282,726	$—	$404,368	$143,761	$98,500	$3,179	$25,407	$957,941

(1)                   The amounts indicated represent the dollar value of base salary earned during fiscal 2011, 2010, and 2009, as applicable.

(2)                                     The amounts indicated represent the grant date fair value related to awards of restricted stock and restricted stock units (also called “deferred stock” under our Stock Plan) granted during fiscal 2011, 2010, and 2009, computed in accordance with stock-based accounting rules (FASB ASC Topic 718).  The determination of this value is based on the methodology set forth in Note 11 to our audited financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 28, 2011.  Awards that are performance-based are valued based on the targeted 100% Company performance achievement level.  The maximum award amounts, at the highest Company performance achievement level, are 150% of the values shown in the table.

(3)                                     The amounts indicated represent the grant date fair value related to stock option awards granted during fiscal 2011, 2010, and 2009, computed in accordance with stock-based accounting rules (FASB ASC Topic 718).  The determination of this value is based on the methodology set forth in Note 11 to our audited financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 28, 2011.

(4)                                     The amounts indicated represent cash awards earned for fiscal 2011, 2010, and 2009, and paid in the first quarter of fiscal 2012, 2011, and 2010, respectively, under our STIC Plan.  See the “Annual Cash Incentive Awards” section of Part I above.

(5)                                     Change in Pension Value and Nonqualified Deferred Compensation earned or allocated during the fiscal year ended September 30, 2011, is as follows:

Name	Change in Actuarial Present Value of Accumulated Pension Benefit (a)	Above-Market Nonqualified Deferred Compensation Earnings	Total

Kenneth A. Camp (b)	$1,004,464	$—	$1,004,464
Joe A. Raver	$—	$—	$—
Kimberly K. Dennis	$—	$—	$—
Cynthia L. Lucchese	$—	$—	$—
John R. Zerkle	$1,527	$—	$1,527

(a)                                      See the table below titled “Pension Benefits at September 30, 2011” for additional information, including present value assumptions used in this calculation.

(b)                                     The pension benefit for Mr. Camp includes the effect of the supplemental benefits he has earned under the agreement dated March 15, 2006, and more fully described in footnote 4 to the “Pension Benefits at September 30, 2011” table below.

(6)                                     Consists of Company-provided contributions to the Savings Plan, the defined contribution portion of the SERP, and the SRP.  Also includes the incremental cost of other personal benefits such as relocation, financial planning, tax preparation, and spousal meals. All Other Compensation earned or allocated during the fiscal year ended September 30, 2011, is as follows:

	Company Contribution		Other Personal
	401(K)	Supp 401(K)	Benefits		Total

Kenneth A. Camp	$7,350	$91,988	$5,000		$104,338
Joe A. Raver	$21,541	$45,233	$233,268	(a)	$300,042
Kimberly K. Dennis	$12,000	$—	$—		$12,000
Cynthia L. Lucchese	$17,627	$22,190	$—		$39,817
John R. Zerkle	$18,587	$19,093	$2,195		$39,875

(a)                   Includes expenses relating to the relocation of Mr. Raver and his family to Switzerland in connection with his new assignment as Process Equipment Group president.

(7)                   Ms. Dennis joined the Company during 2011.

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2011

The following table summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended September 30, 2011.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)			(l)
										All Other
								All Other		Option
								Stock		Awards:				Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Awards:		Number of	Exercise or	Grant Date		Fair Value
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Number of		Securities	Base Price	Closing		of Stock
			Initial					Shares or		Underlying	of Option	Market		and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Price		Awards
Name	Date	$	$	$	#	#	#	#		# (3)	$/Sh	$/Sh		$ (4)

Kenneth A. Camp		$64,194	$641,942	$1,540,662
	12/6/2010				16,619	83,098	124,647	—						$1,619,996
	12/6/2010									110,797	$19.495			$615,632

Joe A. Raver		$32,792	$327,923	$787,016
	12/6/2010				5,089	25,448	38,172	—						$496,109
	12/6/2010									33,931	$19.495			$188,534

Kimberly K. Dennis		$14,538	$145,385	$348,923
	4/1/2011				6,004	30,023	45,034							$649,998
	4/1/2011							40,415	(5)					$874,985
	4/1/2011									73,903	$21.65	$21.79	(6)	$474,642

Cynthia L. Lucchese		$16,744	$167,442	$401,861
	12/6/2010				3,924	19,620	29,430	—						$382,492
	12/6/2010									26,160	$19.495			$145,355

John R. Zerkle		$15,509	$155,087	$372,208
	12/6/2010				3,612	18,062	27,093	—						$352,119
	12/6/2010									24,083	$19.495			$133,815

(1)                                      The amounts indicated represent potential cash awards that could have been paid under Hillenbrand’s STIC Plan.  See the “Annual Cash Incentive Awards” section of Part I above for a discussion of this plan.  See the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above for the actual amounts earned, which were paid in December 2011.

(2)                                      All performance-based restricted stock is held in escrow by the Company and is subject to vesting conditions based on the Company’s financial performance during the three-fiscal-year period 2011-2013.  Dividends payable on the restricted stock during that period will be accrued as dividends are declared on our common stock, will be deemed to be reinvested in additional shares of stock as of the dividend payment date, and will be paid in additional shares on the date the underlying award is released from escrow in proportion to the number of shares that vest.  The amounts in the table represent grant date fair value of the awards at the threshold, target

(100%), and maximum achievement of the targeted increase in shareholder value.  The vesting schedules for stock awards granted during fiscal 2011 are disclosed by individual Named Executive Officer in the footnotes to the “Outstanding Equity Awards at September 30, 2011” table below.

(3)                                      Options expire ten years from date of grant and will vest for exercise purposes in equal increments on the first three anniversaries of the option grant date.  Stock awards and options are granted to our Named Executive Officers at the discretion of the Compensation Committee.

(4)                                      The valuations of stock options, restricted stock, and restricted stock units are grant date fair values computed in accordance with stock-based accounting rules (FASB ASC Topic 718) and are based on the methodology set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 28, 2011.  The amounts used in column (l) represent 100% achievement of the targeted increase in shareholder value.

(5)                                      In addition to her performance-based restricted stock award, Ms. Dennis was granted 40,415 time-based RSUs effective upon joining the Company in April.  See footnote 12 to the table below entitled “Outstanding Equity Awards at September 30, 2011” for more information about these RSUs.

(6)                                      The exercise price of options is based on the mean between the high and low sale prices of our common stock on the New York Stock Exchange on the grant date.  The closing market price of $21.79 for our common stock on April 1, 2011, was higher than the mean between the high and low sale prices on that day.

Outstanding Equity Awards at September 30, 2011

The following table summarizes the number and terms of awards of stock options, restricted stock, and restricted stock units (“RSUs”) outstanding for each of the Named Executive Officers as of September 30, 2011.

	Option Awards						Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested # (1)		Market Value of Shares or Units of Stock That Have Not Vested $ (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested # (1) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $ (1) (2)

Kenneth A. Camp

	32,640				$23.03	11/9/2011
	19,584				$28.26	4/9/2012
	43,520				$21.82	12/4/2012
	43,520				$26.76	12/3/2013
	52,224				$25.54	12/15/2014
	43,520				$22.50	11/30/2015
	43,520				$26.61	11/30/2016
	43,520				$24.84	12/5/2017
	123,515				$21.05	4/1/2018
	90,665	45,332	(4)		$14.89	12/18/2018
	37,507	75,013	(5)		$18.53	12/1/2019
		110,797	(6)		$19.495	12/6/2020
							27,744	(7)	$510,490	176,863	(8)	$3,254,279

Joe A. Raver	31,610				$22.15	6/16/2018
	27,871	13,935	(4)		$14.89	12/18/2018
	11,522	23,043	(5)		$18.53	12/1/2019
		33,931	(6)		$19.495	12/6/2020
							7,842	(9)	$144,293	54,249	(10)	$998,182

Kimberly K. Dennis		73,903	(11)		$21.65	4/1/2021	41,160	(12)	$757,344	30,576	(13)	$562,598

Cynthia L. Lucchese	36,035				$25.63	1/7/2018
	20,953	10,477	(4)		$14.89	12/18/2018
	8,662	17,322	(5)		$18.53	12/1/2019
		26,160	(6)		$19.495	12/6/2020
							5,690	(14)	$104,696	41,288	(15)	$759,699

John R. Zerkle	2,901				$25.54	12/15/2014
	6,382				$22.50	11/30/2015
	10,880				$26.61	11/30/2016
	14,362				$24.84	12/5/2017
	24,139	12,070	(4)		$14.89	12/18/2018
	8,163	16,324	(5)		$18.53	12/1/2019
		24,083	(6)		$19.495	12/6/2020
							2,762	(16)	$50,821	38,466	(17)	$707,774

(1)                                     The amounts shown include dividends accrued on the award shares.  Dividends paid on Hillenbrand common stock are accrued with regard to the restricted stock and RSUs awarded, are deemed to be reinvested in Hillenbrand common stock at the market value on the date of such dividend, and will be paid in additional shares on the distribution date of the underlying award in proportion to the number of shares that vest.  Generally, vesting is contingent upon continued employment.  See the sections titled “Severance Benefits and Employment Agreements” and “Change in Control Agreements” in Part I above for additional information regarding vesting.

(2)                                     Value is based on the closing price of Hillenbrand common stock of $18.40 on September 30, 2011, as reported on the New York Stock Exchange.

(3)                                     Performance-based restricted stock awards are held in escrow by the Company and are subject to vesting conditions based on the Company’s financial performance during a three-fiscal-year period.  The amounts in the table represent the award amounts at 100% achievement of the targeted increase in shareholder value.

(4)                                     The options were granted on December 18, 2008.  The options fully vested on December 18, 2011.

(5)                                     The options were granted on December 1, 2009.  One-third of the options vested on December 1, 2010, one-third vested on December 1, 2011, and the remaining one-third will vest on December 1, 2012.

(6)                                     The options were granted on December 6, 2010.  One-third of the options vested on December 6, 2011, and the remaining two-thirds will vest in equal shares on each of December 6, 2012 and 2013.

(7)                                     Mr. Camp was awarded the following time-based RSUs:

Award Date	RSUs Awarded	Vesting Schedule
December 5, 2007	8,705	Award vested 20% on December 6, 2009, 25% on December 6, 2010, 25% on December 6, 2011, and will vest 30% on December 6, 2012.
April 1, 2008	7,316	Award vested 20% on April 2, 2010, 25% on April 2, 2011, and will vest 25% and 30% on April 2, 2012 and 2013, respectively.
April 29, 2008	30,879	Award vested 25% on April 30, 2010, 25% on April 30, 2011, and will vest 50% on April 30, 2013.

(8)                                     Mr. Camp was awarded the following performance-based restricted stock shares:

Award Date	Restricted Stock Shares Awarded	Vesting Schedule
December 1, 2009	84,390	Award will vest on September 30, 2012, assuming 100% achievement of the targeted increase in shareholder value.
December 6, 2010	83,098	Award will vest on September 30, 2013, assuming 100% achievement of the targeted increase in shareholder value.

(9)                                     Mr. Raver was awarded the following time-based RSUs:

Award Date	RSUs Awarded	Vesting Schedule
June 16, 2008	12,418	Award vested 20% on June 17, 2010, 25% on June 17, 2011, and will vest 25% and 30% on June 17, 2012 and 2013, respectively.

(10)                                Mr. Raver was awarded the following performance-based restricted stock shares:

Award Date	Restricted Stock Shares Awarded	Vesting Schedule
December 1, 2009	25,924	Award will vest on September 30, 2012, assuming 100% achievement of the targeted increase in shareholder value.
December 6, 2010	25,448	Award will vest on September 30, 2013, assuming 100% achievement of the targeted increase in shareholder value.

(11)                                The options were granted on April 1, 2011, and will vest in three equal shares on each of April 1, 2012, 2013, and 2014.

(12)                                Ms. Dennis was awarded the following time-based RSUs:

Award Date	RSUs Awarded	Vesting Schedule
April 1, 2011	12,702	Award will vest 100% on April 2, 2012.
April 1, 2011	27,713	Award will vest 15% on each of April 2, 2012 and 2013, 20% on each of April 2, 2014 and 2015, and 30% on April 2, 2016.

(13)                                Ms. Dennis was awarded the following performance-based restricted stock shares:

Award Date	Restricted Stock Shares Awarded	Vesting Schedule
April 1, 2011	30,023	Award will vest on September 30, 2013, assuming 100% achievement of the targeted increase in shareholder value.

(14)                Ms. Lucchese was awarded the following time-based RSUs:

Award Date	RSUs Awarded	Vesting Schedule
January 7, 2008	9,009	Award vested 20% on January 8, 2010, 25% on January 8, 2011, and will vest 25% and 30% on January 8, 2012 and 2013, respectively.

(15)                Ms. Lucchese was awarded the following performance-based restricted stock shares:

Award Date	Restricted Stock Shares Awarded	Vesting Schedule
December 1, 2009	19,488	Award will vest on September 30, 2012, assuming 100% achievement of the targeted increase in shareholder value.
December 6, 2010	19,620	Award will vest on September 30, 2013, assuming 100% achievement of the targeted increase in shareholder value.

(16)                Mr. Zerkle was awarded the following time-based RSUs:

Award Date	RSUs Awarded	Vesting Schedule
December 5, 2007	4,353	Award vested 20% on December 6, 2009, 25% on December 6, 2010, 25% on December 6, 2011, and will vest 30% on December 6, 2012.

(17)                Mr. Zerkle was awarded the following performance-based restricted stock shares:

Award Date	Restricted Stock Shares Awarded	Vesting Schedule
December 1, 2009	18,365	Award will vest on September 30, 2012, assuming 100% achievement of the targeted increase in shareholder value.
December 6, 2010	18,062	Award will vest on September 30, 2013, assuming 100% achievement of the targeted increase in shareholder value.

Option Exercises and Stock Vested for Fiscal Year Ended September 30, 2011

The following table summarizes the value realized upon vesting of stock awards (including the dividends accrued thereon) during the fiscal year ended September 30, 2011, for the Named Executive Officers.  No options were exercised by the Named Executive Officers during this fiscal year.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise $	Number of Shares Acquired on Vesting #		Value Realized on Vesting $ (1)

Kenneth A. Camp	—	$—	2,422		$47,217
			2,049		$44,361
			8,652		$197,958
			123,636	(2)	$2,298,393

Joe A. Raver	—	$—	3,487		$78,893
			38,005	(2)	$706,513

Kimberly K. Dennis	—	$—	—		$—

Cynthia L. Lucchese	—	$—	2,517		$55,185
			28,572	(2)	$531,153

John R. Zerkle	—	$—	1,212		$23,628
			32,918	(2)	$611,946

(1)                                  Based upon the mean between the high and low sale prices of Hillenbrand common stock on the New York Stock Exchange on the vesting date.

(2)                                  These amounts reflect the vesting of LTIC awards granted by the Company in fiscal 2009.  During the three-year Measurement Period applicable to that award, the Incremental Shareholder Value Delivered was $359.7 million, compared to an Incremental Shareholder Value Expected of $346.8 million, which resulted in a vesting of 109.27% of the targeted award.  See the section titled “Fiscal 2011 Compensation Decisions — Long-Term Incentive Compensation” in Part I above for additional explanation of the Company’s LTIC awards.

Pension Benefits at September 30, 2011

The following table quantifies the “defined benefit” pension benefits expected to be paid from the Hillenbrand, Inc. Pension Plan (“Pension Plan”) and the Hillenbrand, Inc. Supplemental Executive Retirement Plan (“SERP”).

(a)	(b)	(c)	(d)	(e)
Name	Plan Name (1) (2)	Number of Years Credited Service #	Present Value of Accumulated Benefit $ (3)	Payments During Last Fiscal Year $

Kenneth A. Camp (4)	Pension Plan	30	$1,142,719	$—
	SERP	34	$5,312,235	$—

John R. Zerkle (5)	Pension Plan	1	$12,294	$—

(1)                                  Contributions to the Pension Plan are made on an actuarial basis, and no specific contributions are determined or set aside for any individual.  Effective June 30, 2003, the Pension Plan was closed to new participants.  Effective January 1, 2004, existing participants were given the choice of remaining in the Pension Plan and continuing to earn credit for service, or freezing their accumulated benefit as of January 1, 2004, and participating in an enhanced defined contribution savings plan.  Benefits under the Pension Plan are not subject to deductions for Social Security or other offset amounts.  Employees who retire under the Pension Plan receive fixed benefits calculated by means of a formula that takes into account the highest average annual calendar year eligible compensation earned over five consecutive years and the employee’s years of service.

The Pension Plan permits participants with five or more years of credited service to retire as early as age 55 but with a reduction in the amount of their monthly benefit.  The reduction is one quarter of 1% for each month the actual retirement date precedes the participant’s normal retirement date at age 65, up to a maximum of 30%.

(2)                                  The Company maintains the defined benefit portion of the SERP to provide additional retirement benefits to certain employees selected by the Compensation Committee whose retirement benefits under the Pension Plan are reduced, curtailed, or otherwise limited as a result of certain limitations under the Internal Revenue Code and the exclusion of their annual cash bonuses from the definition of “compensation” under the Pension Plan.  The additional retirement benefits are designed to be equal to the amount by which benefits under the Pension Plan are so reduced, curtailed, or limited by reason of the application of such limitations and exclusion.  “Compensation” under the SERP means the corresponding definition of compensation under the Pension Plan plus a percentage of a participant’s eligible compensation as determined under the Company’s Short-Term Incentive Compensation Plan.  The retirement benefit to be paid under the SERP is from the general assets of the Company, and such benefits are generally payable at the time and in the manner benefits are payable under the Pension Plan.

(3)                                  This column represents the total discounted value of the monthly single-life annuity benefit earned as of September 30, 2011, assuming the executive leaves Hillenbrand at this date and retires at age 65.  The present value is not the monthly or annual lifetime benefit that would be paid to the executive.  Further explanation of the valuation method and assumptions is included in Note 7 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 28, 2011.

(4)                                  Mr. Camp has 30 years of credited service in the Pension Plan.  Mr. Camp also participates in the defined benefit component of the SERP.  Under an employment retention arrangement made in 2006 between our former parent corporation and Mr. Camp, which we are obligated to honor,  Mr. Camp was credited with an additional four years of service under the SERP effective March 16, 2010, as a result of his continuing to be employed through that date.  However, Mr. Camp will forfeit those additional years of service in the event his employment is terminated by us for “cause.”

(5)                                  Mr. Zerkle has one year of credited service in the Pension Plan, in which his accumulated benefit was frozen as of January 1, 2004.

Nonqualified Deferred Compensation for Fiscal Year Ended September 30, 2011

The following table quantifies the “defined contribution” benefits expected to be paid from the SRP.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year $	Company Contributions in Last Fiscal Year $ (1)	Aggregate Earnings in Last Fiscal Year $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last Fiscal Year End $ (2)

Kenneth A. Camp	$—	$91,988	$(4,360)	$—	$445,457
Joe A. Raver	$—	$45,233	$(9,555)	$—	$106,741
Kimberly K. Dennis	$—	$—	$—	$—	$—
Cynthia L. Lucchese	$—	$22,190	$(1,700)	$—	$41,918
John R. Zerkle	$—	$19,093	$(5,158)	$—	$32,544

(1)                                  The Company maintained the defined contribution portion of the SERP through June 30, 2010, and maintains the SRP after that date, to provide additional retirement benefits to certain employees selected by the Compensation Committee whose retirement benefits under the Savings Plan are reduced, curtailed, or otherwise limited as a result of certain limitations under the Internal Revenue Code and as a result of the excluding of their annual cash bonuses from the definition of “compensation” under the contribution formula in the Savings Plan.  The additional retirement benefits provided by the SERP and/or SRP are designed to be equal to the amount by which benefits under the Savings Plan are so reduced, curtailed, or limited by reason of the application of such limitations and exclusion.  Additionally, certain participants in the SERP and/or SRP who are selected by the Compensation Committee may annually accrue an additional benefit of a certain percentage of such participant’s compensation (as defined below) for such year (the current amount is 3%).

“Compensation” under the SERP and SRP means the corresponding definition of compensation under the Savings Plan (which is generally equivalent to base salary) plus the participant’s targeted cash bonus as determined under Hillenbrand’s Short-Term Incentive Compensation Plan.  Amounts reported here are also reported as Supplemental 401(k) in the “Summary Compensation Table” under the column entitled All Other Compensation and are further disclosed in footnote 6 thereto.  A lump sum cash payment is available to the participant within one year of retirement or termination of employment.  In the alternative a participant may defer receipt by electing a stream of equal annual payments for up to 15 years.

Effective July 1, 2010, the Company adopted  the SRP, which replaced the defined contribution component of the SERP.  Under the SRP the executive officers who previously participated under the defined contribution component of the SERP automatically became participants of the SRP.  See the more detailed description of the SRP under “Retirement and Savings Plans — Supplemental Retirement Plan” in Part I above.  The Compensation Committee continues to oversee the selection of which executives are permitted to participate in the new plan.  All other parameters described above with respect to the defined contribution component of the SERP continue to apply to the SRP.

(2)                                  The following amounts represent employer contributions and above-market earnings that have been reported as compensation in the “Summary Compensation Table” in fiscal 2011 and previous fiscal years.

Name	2011	2010		2009

Kenneth A. Camp	$91,988		$71,423		$69,339
Joe A. Raver	$45,233		$35,051		$34,277
Kimberly K. Dennis	$—	$	N/A	$	N/A
Cynthia L. Lucchese	$22,190		$16,805		$8,330
John R. Zerkle	$19,093		$14,415		$6,912

Potential Payments Upon Termination

The following tables present the benefits that would be received by each of the Named Executive Officers in the event of a hypothetical termination as of September 30, 2011.  For information regarding definitions of termination events included in the employment agreements with the Named Executive Officers, see “Severance Benefits and Employment Agreements” in Part I above.

Kenneth A. Camp

Event	Salary & Other Cash Payments (1)	Accelerated Vesting of Stock Awards (2)	Continuance of Health & Welfare Benefits	Total

Permanent Disability	$1,307,881	$3,395,536	$12,340	$4,715,757
Death	$1,145,509	$3,395,536	$4,705	$4,545,750
Termination without Cause	$1,365,509	$1,641,078	$12,340	$3,018,927
Resignation with Good Reason	$1,365,509	$1,641,078	$12,340	$3,018,927
Termination for Cause	$69,045	$—	$—	$69,045
Resignation without Good Reason	$69,045	$—	$—	$69,045
Retirement	$645,509	$3,395,536	$—	$4,041,045
Change in Control (see table below)

Joe A. Raver

Event	Salary & Other Cash Payments (1)	Accelerated Vesting of Stock Awards (2)	Continuance of Health & Welfare Benefits	Total

Permanent Disability	$3,161,268	$1,029,558	$14,051	$4,204,877
Death (3)	$1,005,825	$1,029,558	$7,400	$2,042,783
Termination without Cause	$946,825	$503,627	$14,051	$1,464,503
Resignation with Good Reason	$946,825	$503,627	$14,051	$1,464,503
Termination for Cause	$33,832	$—	$—	$33,832
Resignation without Good Reason	$33,832	$—	$—	$33,832
Retirement	$33,832	$—	$—	$33,832
Change in Control (see table below)

Kimberly K. Dennis

Event	Salary & Other Cash Payments (1)	Accelerated Vesting of Stock Awards (2)	Continuance of Health & Welfare Benefits	Total

Permanent Disability	$2,806,434	$375,066	$14,051	$3,195,551
Death	$615,882	$375,066	$7,400	$998,348
Termination without Cause	$515,882	$187,533	$14,051	$717,466
Resignation with Good Reason	$515,882	$187,533	$14,051	$717,466
Termination for Cause	$30,687	$—	$—	$30,687
Resignation without Good Reason	$30,687	$—	$—	$30,687
Retirement	$30,687	$—	$—	$30,687
Change in Control (see table below)

Cynthia L. Lucchese

Event	Salary & Other Cash Payments (1)	Accelerated Vesting of Stock Awards (2)	Continuance of Health & Welfare Benefits	Total

Permanent Disability	$2,321,325	$776,399	$17,247	$3,114,971
Death	$669,926	$776,399	$9,945	$1,456,270
Termination without Cause	$509,926	$381,690	$17,247	$908,863
Resignation with Good Reason	$509,926	$381,690	$17,247	$908,863
Termination for Cause	$19,563	$—	$—	$19,563
Resignation without Good Reason	$19,563	$—	$—	$19,563
Retirement	$19,563	$—	$—	$19,563
Change in Control (see table below)

John R. Zerkle

Event	Salary & Other Cash Payments (1)	Accelerated Vesting of Stock Awards (2)	Continuance of Health & Welfare Benefits	Total

Permanent Disability	$1,598,939	$686,090	$17,247	$2,302,276
Death	$663,280	$686,090	$9,945	$1,359,315
Termination without Cause	$476,280	$356,979	$17,247	$850,506
Resignation with Good Reason	$476,280	$356,979	$17,247	$850,506
Termination for Cause	$24,012	$—	$—	$24,012
Resignation without Good Reason	$24,012	$—	$—	$24,012
Retirement	$163,280	$686,090	$—	$849,370
Change in Control (see table below)

(1)                                  Includes, as applicable in each scenario, severance compensation, pro-rated Short-Term Incentive Compensation, repatriation, and insurance proceeds.

(2)                                  The accelerated vesting value of performance-based stock awards is based on 100% achievement of the targeted shareholder value increase and the closing stock price on September 30, 2011.  However, the actual value that would be realized would be based on the actual Company achievement of the targeted shareholder value increase at the end of the applicable measurement period and the stock price on September 30, 2012, and September 30, 2013, which are unknown at this time.

(3)                                  Under Mr. Raver’s expatriate agreement, in the event of the death of Mr. Raver, the Company will also reimburse the cost of applicable reasonable and necessary host country legal and tax advice.

Change in Control Benefits

We have Change in Control Agreements with the Named Executive Officers that may provide the estimated benefits set forth in the following table.  For a discussion of their Change in Control Agreements generally, see “Change in Control Agreements” in Part I above.  The amounts shown in the table assume not only a change in control but also a termination of employment (the “double-trigger” scenario), except as otherwise noted.

Name	Salary & Other Cash Payments (1)	Incentive Compensation (2)	Continuance of Health & Welfare and Vacation Benefits	Pension Benefits	Retirement Savings Plan Benefit	Accelerated Vesting of Stock-Based Awards (2)	Tax Gross-Up / Cutback (3)	Total

Kenneth A. Camp (4)	$2,160,000	$641,942	$106,065	$2,507,304	$275,963	$2,310,682	$2,953,240	$10,955,196

Joe A. Raver	$940,810	$327,923	$61,935	$—	$90,466	$696,831	$(267,786)	$1,850,179

Kimberly K. Dennis	$800,000	$145,385	$58,789	$—	$—	$944,877	$—	$1,949,051

Cynthia L. Lucchese	$680,000	$167,442	$54,057	$—	$44,380	$523,160	$—	$1,469,039

John R. Zerkle	$626,000	$155,087	$58,507	$—	$38,185	$450,164	$—	$1,327,943

(1)                                     Includes salary for all of our Named Executive Officers, and also includes repatriation for Mr. Raver.

(2)                                     Generally, benefits upon a change in control of the Company are payable under a “double trigger” provision, meaning that they are payable to our Named Executive Officers (a) whose employment is terminated under certain specified circumstances (such as by the Company without “cause” for doing so), and (b) either in anticipation of, or within a set period of time after the occurrence of, the change in control transaction.  However, there are two benefits that are payable under a “single-trigger” provision, payable to our Named Executive Officers who remain employed for any period of time after the change in control, regardless of whether they are later terminated.  For those Named Executive Officers, all outstanding stock options and time-based stock awards will become fully exercisable and vested upon the occurrence of the transaction, and all performance-based stock awards will vest proportionately to the portion of the performance measurement period that expired prior to the change in control.  In addition, they become entitled to payment of their STIC bonus for the fiscal year in which the change in control occurred within 30 days after the transaction is consummated, payable in an amount assuming 100% achievement in that year of the relevant performance targets under the STIC Plan.

(3)                                     See the section titled “Change in Control Agreements” in Part I above for further explanation of tax gross-ups and cut-backs.

(4)                                     As noted under the “Change in Control Agreements” section of Part I above, Mr. Camp is entitled to the same severance benefits under his agreement if he voluntarily terminates his employment at any time within the period of one year plus thirty days after the occurrence of a change in control.

PART IV:  COMPENSATION CONSULTANT ENGAGEMENTS

Ernst & Young LLP (“E&Y”) has been engaged as an independent compensation consultant by the Compensation Committee to assist the Committee in determining the form and amount of compensation paid to our Named Executive Officers for fiscal 2011.  Fees for those services totaled $348,942 during fiscal 2011.  Management of the Company also engaged E&Y for other services during that fiscal year as follows:

1.                                       Tax advice, financial due diligence, and general consulting services to the Company.  The Board was not asked to approve these engagements.  Fees paid to E&Y for those engagements totaled $431,295.

PART V:  COMPENSATION-RELATED RISK STRATEGIES

The Compensation Committee analyzes on an annual basis the actual or anticipated effect (including, as appropriate, a deterrent effect) that our compensation policies and practices have had or may have on our employees with respect to creating any excessive and undesirable risk-taking in the performance of their duties for the Company.  The Compensation Committee then makes a determination, on an annual basis, as to whether any of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.  At its regularly scheduled meeting held on December 6, 2011, the Compensation Committee determined that the Company’s current compensation policies and practices do not create any such risks.

The Compensation Committee’s determination was based on an assessment of the Company’s variable compensation risk that was led by the Company’s internal audit personnel and supported by its Director of Compensation.  The Compensation Committee evaluated the results of this assessment and solicited feedback from a number of other sources, including Company management, its internal legal, finance, and human resources personnel, and its independent compensation consultant.  The Company’s executive management team discussed its review and analysis of the results of the assessment with the Company’s Audit Committee and the Compensation Committee before the Compensation Committee made its annual determination regarding compensation-related risk.

The Compensation Committee seeks to discourage and deter inappropriate risk-taking through the compensation programs it adopts and implements for our Named Executive Officers and our employees generally.  We believe that the compensation-related programs employed by the Company are consistent with those objectives and align our employees’ incentives for risk-taking with the best long-term interests of our shareholders.  These programs provide a holistic approach to compensation that provides a mix of fixed and variable compensation, with the variable component impacting both short-term cash compensation and long-term equity compensation.  Program features, such as stock ownership guidelines, limits on the payout of variable compensation, and clawback policies, provide additional balance between risk and reward.

PROPOSAL NO. 2 — ADVISORY VOTE ON COMPENSATION

OF NAMED EXECUTIVE OFFICERS

The core of Hillenbrand’s executive compensation policies and practices continues to be to pay for performance.  Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns.  We believe our compensation program is strongly aligned with the long-term interests of our shareholders.  We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2011 compensation of our Named Executive Officers.

The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules.  Our shareholders have elected, pursuant to an advisory vote at the 2011 Annual Meeting of shareholders, to hold a “Say on Pay” vote each year.  Accordingly, we are asking you to vote in favor of the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Hillenbrand, Inc., that the shareholders approve the compensation of Hillenbrand’s Named Executive Officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

As an advisory vote, this Proposal is non-binding.  Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The affirmative vote of a majority of the shares of Hillenbrand common stock present or represented by proxy and voting on this Proposal No. 2 at the Annual Meeting is required for approval of this non-binding Proposal.  If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote your shares in order for your vote to be counted on this Proposal.

The Board of Directors recommends that the shareholders vote FOR Proposal No. 2.

COMPENSATION OF DIRECTORS

The Nominating/Corporate Governance Committee of the Company’s Board of Directors (the “NCG Committee”) determines the compensation of its non-employee directors.  The Company’s director compensation program uses a combination of cash and stock-based compensation to attract and retain highly qualified individuals to serve on the Board.  In setting director compensation, the NCG Committee considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required for members of the Board.  The NCG Committee assesses the Company’s director compensation package periodically, but no less frequently than once every three years, to ensure that it reflects competitive market conditions and sound corporate governance practices.  Any changes in director compensation must be approved by the Board.  For fiscal 2012, the Board approved a $5,000 increase in the value of the stock-based compensation paid to directors.

During the fiscal year ended September 30, 2011, the NCG Committee engaged independent compensation consultant Ernst & Young LLP to review the Company’s director compensation program against the members of its peer group.  For details on the Company’s peer group, see “Factors Considered in Setting Compensation—Peer Group Data” in Part I of the “Executive Compensation” section of this proxy statement.  The Ernst & Young study concluded that the Company’s director compensation package is competitive with its peer group.

The following table sets forth the compensation paid to our non-employee directors in fiscal 2011.  Directors who are also employees of the Company receive no additional remuneration for services as a director.  Of the Company’s current Board members, only Mr. Camp is a salaried employee of the Company.  All other directors receive separate compensation for Board service.

Director Compensation for the Fiscal Year Ended September 30, 2011

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid in Cash $ (1)	Stock Awards $ (2) (3)	Option Awards $ (3)	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Nonqualified Deferred Compensation Earnings $ (4)	All Other Compensation $ (5)		Total

Ray J. Hillenbrand — Chairperson	$120,000	$89,987	$—	$—	$—	$113		$210,100

William J. Cernugel	$50,000	$89,987	$—	$—	$—	$281		$140,268

Edward B. Cloues, II	$55,000	$89,987	$—	$—	$—	$—		$144,987

Helen W. Cornell (6)	$7,555	$—	$—	$—	$—	$49		$7,604

Mark C. DeLuzio	$54,959	$89,987	$—	$—	$—	$281		$145,227

James A. Henderson	$60,000	$89,987	$—	$—	$—	$113		$150,100

W August Hillenbrand	$49,960	$89,987	$—	$—	$—	$788,299	(7)	$928,246

Thomas H. Johnson	$50,000	$89,987	$—	$—	$—	$281		$140,268

F. Joseph Loughrey	$65,000	$89,987	$—	$—	$—	$281		$155,268

Eduardo R. Menascé	$60,000	$89,987	$—	$—	$—	$281		$150,268

Neil S. Novich	$54,998	$89,987	$—	$—	$—	$281		$145,266

Stuart A. Taylor, II	$59,961	$89,987	$—	$—	$—	$281		$150,229

(1)                                  Directors receive an annual retainer of $50,000 for their service as directors.  A new director receives a pro-rata portion of the annual retainer representing the time served during the fiscal year of his or her joining the Board.  The Chairperson of the Board receives an annual retainer of $120,000.  Chairpersons of the Audit, Nominating/Corporate Governance, and Compensation Committees receive an additional annual retainer of $10,000.  Beginning in fiscal 2012, the Chairperson of the M&A Committee receives an additional annual retainer of $10,000.  Members of certain non-permanent committees may receive additional retainers as determined by the Board.  Directors receive no additional per meeting fee for Board or committee meeting attendance.

(2)                                  On the first trading day following the close of each Annual Meeting of the Company’s shareholders, each director is awarded restricted stock units (also referred to as “deferred stock” under the Company’s Stock Incentive Plan (“Stock Plan”)) based on a value on that date of $90,000 (rounded down to whole shares).  Beginning in fiscal year 2012, this amount will be $95,000.  The restricted stock units (“RSUs”) are issued pursuant to the Stock Plan and are valued using the average of the high and low sale prices of the Company’s common stock on the date of grant.  A new director receives a pro-rata portion of the annual award representing the time served during the fiscal year of his or her joining the Board.  RSUs awarded to non-employee directors vest immediately upon grant; however, the directors are required to hold the shares underlying these grants — and the shares are not delivered — until the occurrence of one of the following: a change in control of the Company, the director’s death or permanent and total disability, or the six-month anniversary of the date the director ceases to be a director of the Company.  These RSUs carry no voting rights until such time as the underlying shares are delivered.  Dividends paid on the Company common stock will be accrued with regard to the RSUs awarded, deemed to be reinvested in Company common stock at the market value on the date of such dividend, and paid in additional shares on the distribution date of the underlying award in proportion to the number of shares that vest.

(3)                                  On February 23, 2011, 4,168 RSUs with a fair value of $89,987 were granted to each person who was a non-employee director as of that date.  As of September 30, 2011, the aggregate numbers of shares represented by vested restricted stock unit awards and exercisable option awards for our directors were as follows:

Name	Vested RSU Awards #	Exercisable Option Awards #

Ray J. Hillenbrand — Chairperson	47,290	—
William J. Cernugel	15,391	—
Edward B. Cloues, II	6,403	—
Helen W. Cornell	—	—
Mark C. DeLuzio	26,121	—
James A. Henderson	15,391	—
W August Hillenbrand	28,698	8,000
Thomas H. Johnson	15,391	—
F. Joseph Loughrey	12,426	—
Eduardo R. Menascé	22,888	—
Neil S. Novich	9,730	—
Stuart A. Taylor, II	22,296	—

(4)                                  Consists of above-market nonqualified deferred compensation earnings, which are defined under applicable disclosure rules as earnings that exceed the “Applicable Federal Rate” under the federal tax laws.  Directors who are not employees may participate in the Hillenbrand, Inc. Board of Directors Deferred Compensation Plan, in which members of the Board may elect to defer receipt of fees earned.  Under the Company’s Supplemental Retirement Plan, deferred amounts may be invested in a variety of Fidelity mutual funds and/or Company common stock.

(5)                                  Consists of pension benefits, Company-paid life insurance, and other personal benefits provided by the Company.  All Other Compensation earned or allocated during the fiscal year ended September 30, 2011, is as follows:

Name	Company-Paid Life Insurance (a)	Supp DB Pension	Pers. Asst. Sal. & Benefits	Misc. Benefits	Total

Ray J. Hillenbrand — Chairperson	$113	$—	$—	$—	$113
William J. Cernugel	$281	$—	$—	$—	$281
Edward B. Cloues, II	$—	$—	$—	$—	$—
Helen W. Cornell	$49	$—	$—	$—	$49
Mark C. DeLuzio	$281	$—	$—	$—	$281
James A. Henderson	$113	$—	$—	$—	$113
W August Hillenbrand (7)	$294,312	$411,171	$80,524	$2,292	$788,299
Thomas H. Johnson	$281	$—	$—	$—	$281
F. Joseph Loughrey	$281	$—	$—	$—	$281
Eduardo R. Menascé	$281	$—	$—	$—	$281
Neil S. Novich	$281	$—	$—	$—	$281
Stuart A. Taylor, II	$281	$—	$—	$—	$281

(a)                                   The value of Company-provided term life insurance is the value of net premiums paid and not the values reported to the Internal Revenue Service.  Participation in the life insurance program is voluntary and may be declined.

(6)                                  Ms. Cornell joined the Board as of August 10, 2011.

(7)                                  Under an agreement made by our former parent corporation that we were required to assume in the course of our spin-off in 2008, W August Hillenbrand is entitled to receive a package of benefits from the Company for his lifetime.  See details in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions” under “The Board of Directors and Committees.”

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of September 30, 2011:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights #	Weighted-average exercise price of outstanding options, warrants and rights $	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) #

Equity compensation plans approved by security holders	4,289,143	$10.97	3,507,529

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) is composed of five directors, each of whom is independent under SEC Rule 10A-3 and the New York Stock Exchange listing standards.  The Committee operates under a written Charter adopted by the Board of Directors, a copy of which can be accessed at www.hillenbrandinc.com/CorpGov_overview.htm.  The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation.

Management is responsible for the Company’s internal controls, financial reporting process, and compliance with laws, regulations, and ethical business standards.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) and the issuance of a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.  In addition, the Committee approves, subject to shareholder ratification, the appointment of the Company’s independent registered public accounting firm and pre-approves all audit and non-audit services to be performed by the firm.

In this context, the Committee has reviewed and discussed the fiscal 2011 consolidated financial statements with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s current independent registered accounting firm.  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.  PwC discussed with the Committee matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

PwC also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee regarding independence.  PwC informed the Audit Committee that it was independent with respect to the Company within the meaning of the securities acts administered by the SEC and the independence requirements of the PCAOB, and PwC discussed with the Committee that firm’s independence with respect to the Company.  In addition, the Committee considered whether non-audit consulting services provided by that firm could impair its independence and concluded that such services have not impaired its independence.

Based upon the Committee’s discussions with management and PwC and the Committee’s review of the representations of management and the report of PwC to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011.

In addition, the Committee has discussed with the Chief Executive Officer and the Chief Financial Officer of the Company the certifications required to be given by such officers in connection with the Company’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with the giving of such certifications.

Submitted by the Audit Committee,

Eduardo R. Menascé (Chairperson)
William J. Cernugel
Edward B. Cloues, II *
Helen W. Cornell
Thomas H. Johnson
Stuart A. Taylor, II

*  Mr. Cloues was a member of the Audit Committee until December 7, 2011.

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to shareholder ratification, the Audit Committee of the Board of Directors of the Company has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), certified public accountants, as the independent registered public accounting firm to make an examination of the consolidated financial statements of the Company for its fiscal year ending September 30, 2012.  PwC served as the independent registered public accounting firm of the Company for the fiscal year ended September 30, 2011.  A representative of PwC will be present at the Annual Meeting with an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

The Board of Directors, at the request of the Audit Committee, is recommending the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2012.

The affirmative vote of a majority in voting power of the votes cast on the Proposal is required for approval of this Proposal.  Abstentions and broker non-votes are not counted as votes cast and, therefore, do not affect the outcome of the Proposal.

If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year.  Given the difficulty and expense of making any substitution of independent registered public accounting firms after the beginning of the current fiscal year, it is contemplated that the appointment for fiscal 2012 will stand unless the Audit Committee finds other good reason to make a change.

Principal Accountant Fees and Services

The Audit Committee has adopted a policy requiring that all services to be performed by the independent registered public accounting firm be pre-approved by the Audit Committee or its delegate (Chairperson) and has adopted guidelines that fees for non-audit related services, including tax consulting, tax compliance, and tax preparation fees, should not exceed the total of audit and audit-related fees.  During the fiscal year ended September 30, 2011, PwC’s fees for non-audit related services fell within these guidelines.

	2011	2010	2009
Audit Fees (1)	$1,145,000	$1,282,295	$755,800
Audit-Related Fees (2)	$191,000	$335,624	$157,700
Tax Fees (3)	$814,080	$523,704	$15,980
All Other Fees (4)	$1,800	$1,500	$1,500
Total	$2,151,880	$2,143,123	$930,980

(1)                                  Audit Fees services include: (i) the audit of the financial statements included in our annual reports on Form 10-K; (ii) reviews of the interim financial statements included in our quarterly reports on Form 10-Q; (iii) statutory audits of certain subsidiary operations; and (iv) out-of-pocket expenses.

(2)                                  Audit-Related Fees services include: (i) consultations on the application of accounting standards; (ii) accounting services in connection with our acquisition of K-Tron International, Inc. in fiscal 2010 and Rotex Global, LLC in fiscal 2011; (iii) acquisition readiness consultation in fiscal 2009; and (iv) out-of-pocket expenses.

(3)                                  Tax Fees services include: (i) tax planning services in connection with our acquisition of K-Tron International, Inc. in fiscal 2010 and Rotex Global, LLC in fiscal 2011; and (ii) general tax consulting services.

(4)                                  All Other Fees includes a subscription to PwC’s accounting research tool.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, certain of its officers, and any person holding more than 10% of the Company’s common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company.  The Company is required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2011.  Based solely on a review of filings furnished to the Company and other information from reporting persons, the Company believes that all these filing requirements were satisfied by its directors, officers, and 10% beneficial owners.

January 5, 2012

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000117663_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Edward B. Cloues, II 02 Helen W. Cornell 03 Eduardo R. Menascé 04 Stuart A. Taylor, II HILLENBRAND, INC. ONE BATESVILLE BOULEVARD BATESVILLE,IN 47006 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2012. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000117663_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on February 22, 2012 The undersigned appoints Ray J. Hillenbrand and Kenneth A. Camp, or either of them, with full power of substitution, as proxies to vote all the shares of the undersigned of Hillenbrand, Inc. (the "Company") at the Annual Meeting of Shareholders to be held at the Company's headquarters, One Batesville Boulevard, Batesville, Indiana 47006-7798, on February 22, 2012, at 10:00 a.m., local time (Eastern Standard Time), and any adjournments of the meeting, on the matters listed on the reverse. SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTIONS WILL BE VOTED: (1) in favor of the election of the Board of Directors' nominees for four directors; (2) for approval of the compensation paid by the Company to its Named Executive Officers; (3) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. This proxy may be revoked at any time before it is exercised. Continued and to be signed on reverse side HILLENBRAND, INC. 2012 ANNUAL MEETING OF SHAREHOLDERS ADMISSION TICKET You are cordially invited to attend the Annual Meeting of Shareholders on Wednesday, February 22. 2012. The Meeting will be held at the Company's headquarters at One Batesville Boulevard, Batesville, Indiana 47006, at 10:00 a.m. Eastern Standard Time. (Please detach this ticket from your proxy card and bring it with you as identification. Directions to the meeting site are inscribed on this ticket for your convenience. The use of an Admission Ticket is for our mutual convenience, however, your right to attend without an Admission Ticket, upon proper identification, is not affected.) John R. Zerkle Secretary (FOR THE PERSONAL USE OF THE NAMED SHAREHOLDER(S) ON THE BACK - NOT TRANSFERABLE.) Directions to Hillenbrand, Inc. Hillenbrand, Inc. is located between Cincinnati, Ohio and Indianapolis, Indiana. Shareholders traveling from the Cincinnati area should take 1-74 West toward Indianapolis to Exit 149 (Batesville), and turn left off the exit ramp. Go straight through the first stop light to the next light, and turn left at the intersection of State Road 229 and Highway 46. Shareholders traveling from the Indianapolis area should take 1-74 East toward Cincinnati to Exit 149 (Batesville), and turn right off the exit ramp. Go to the first stop light and turn left at the intersection of State Road 229 and Highway 46. To reach Hillenbrand, Inc.'s headquarters, travel on Highway 46, go through three stop lights and turn left onto One Batesville Boulevard. Hillenbrand, Inc. is the second office building on One Batesville Boulevard.